                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]  Definitive Information Statement

                                  TEXOIL, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction apples:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $24,032.64
          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          Schedule TO, File No. 5-37792
          ----------------------------------------------------------------------

     (3)  Filing Party: OEI Acquisition Corp.; Ocean Energy, Inc.

          ----------------------------------------------------------------------

     (4)  Date Filed: January 24, 2001

          ----------------------------------------------------------------------

                                  TEXOIL, INC.
                            110 CYPRESS STATION DRIVE
                                    SUITE 220
                              HOUSTON, TEXAS 77090

                               FEBRUARY ___, 2001

Dear Stockholders:

         As previously announced, Texoil, Inc. ("Texoil") entered into an Agreement and Plan of Merger on January 18, 2001 (the "Merger Agreement") by and among Texoil, Ocean Energy, Inc., a Texas corporation ("Parent"), and OEI Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent ("OEI"), which provides for the acquisition of Texoil by Parent in two steps. The first step was a cash tender offer by OEI to acquire (1) all the outstanding shares of common stock of Texoil, par value $.01 per share (the "Common Shares"), at a purchase price of $8.25 per share, net to the seller, in cash, without interest, and (2) all the outstanding shares of Series A Convertible Preferred Stock of Texoil, par value $.01 per share (the "Preferred Shares"), at a purchase price of $18.04 per share, net to the seller, in cash, without interest. The tender offer was completed on February ___, 2001 and OEI purchased [________] Common Shares, or approximately [___%] of Texoil's issued and outstanding Common Shares, and 2,991,465 Preferred Shares, or 100% of Texoil's issued and outstanding Preferred Shares, pursuant to the tender offer.

         The merger of OEI and Texoil (the "Merger"), in which Texoil will be the surviving corporation, is the second and final step in the acquisition of Texoil by Parent and is intended to complete the acquisition of any Common Shares of Texoil not acquired by OEI pursuant to the tender offer. As a result of the Merger, Texoil will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding Common Share of Texoil, other than shares owned by Parent, OEI or shares held in the treasury of Texoil, and other than shares as to which the holder has properly exercised dissenters' rights, will be converted into the right to receive $8.25 in cash, without interest, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex A to the Information Statement.

         Our Board of Directors has determined that the Merger and the Merger Agreement are fair to and in the best interests of Texoil's stockholders. In its evaluation of the Merger, among other considerations, the Board considered the opinion of Dain Rauscher Wessels, its financial advisor, to the effect that, as of the date of Dain Rauscher Wessels' opinion, which was given on January 17, 2001, the aggregate consideration to be received in the Merger by Texoil's stockholders as a group pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders. Dain Rauscher Wessels' opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex B to the Information Statement.

         Please read the accompanying Information Statement for information about the Merger and the related transactions. The proposed Merger requires approval of the Merger Agreement by holders of a majority of the votes entitled to be cast by holders of (1) the Common Shares and the Preferred Shares, voting together as a single class, with each Preferred Share entitling the holder thereof to the number of votes equal to the full number of Common Shares into which such Preferred Share is convertible, (2) the Common Shares, voting as a single class, and (3) the Preferred Shares, voting as a single class. We are not asking you to vote on the Merger or the Merger Agreement. OEI, which owns approximately [___%] of the outstanding Common Shares and 100% of the outstanding Preferred Shares of Texoil, has agreed to act by written consent and vote its shares of Texoil stock in favor of the adoption of the Merger Agreement and approval of the Merger, twenty one days after the date of mailing of the Information


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Statement. This action by OEI will be sufficient for the stockholders of Texoil to adopt the Merger Agreement and approve the Merger without the vote of any other stockholder of Texoil. Accordingly, your approval is not required and is not being sought.

         Please do not send in your share certificates at this time. Promptly after the Merger is completed, you will receive a letter of transmittal for that purpose. We appreciate your support.

                                        Sincerely,

                                        Frank A. Lodzinski
                                        President and Chief Executive Officer

Information Statement dated February __, 2001 and first mailed to stockholders on or about February __, 2001.




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                                  TEXOIL, INC.
                            110 CYPRESS STATION DRIVE
                                    SUITE 220
                              HOUSTON, TEXAS 77090

                           ---------------------------


                              INFORMATION STATEMENT

                           ---------------------------

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY


         This Information Statement is being furnished to the holders of common stock, par value $0.01 per share, of Texoil, Inc. ("Texoil") in connection with the proposed acquisition of Texoil by OEI Acquisition Corp. ("OEI"). The acquisition will be effected by the merger of OEI, a wholly-owned subsidiary of Ocean Energy, Inc. ("Parent"), with Texoil (the "Merger") pursuant to an Agreement and Plan of Merger dated as of January 18, 2001 among Texoil, Parent and OEI (the "Merger Agreement"), which provides for the acquisition of Texoil by Parent in two steps. The first step was a cash tender offer by OEI to acquire
(1) all the outstanding shares of common stock of Texoil, par value $.01 per share (the "Common Shares"), at a purchase price of $8.25 per share, net to the seller, in cash, without interest, and (2) all the outstanding shares of Series A Convertible Preferred Stock of Texoil, par value $.01 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), at a purchase price of $18.04 per share, net to the seller, in cash, without interest. The tender offer (the "Offer") was completed on February ___, 2001 and OEI purchased [________] Common Shares, or approximately [___%] of Texoil's issued and outstanding Common Shares, and 2,991,465 Preferred Shares, or 100% of Texoil's issued and outstanding Preferred Shares, pursuant to the Offer.

         The Merger of OEI with and into Texoil, in which Texoil will be the surviving corporation, is the second and final step in the acquisition of Texoil by Parent and is intended to complete the acquisition of any Common Shares of Texoil not acquired by OEI pursuant to the Offer. As a result of the Merger, Texoil will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding Common Share of Texoil (other than shares owned by Parent, OEI or shares held in the treasury of Texoil, and other than shares as to which the holder has properly exercised dissenters' rights) will be converted into the right to receive $8.25 in cash, without interest, all as more fully set forth and described in this Information Statement and the Merger Agreement, a copy of which is attached as Annex A to this Information Statement.

         The proposed Merger requires approval of the Merger Agreement by holders of a majority of the votes entitled to be cast by holders of (1) the Common Shares and the Preferred Shares, voting together as a single class, with each Preferred Share entitling the holder thereof to the number of votes equal to the full number of Common Shares into which such Preferred Share is convertible, (2) the Common Shares, voting as a single class, and (3) the Preferred Shares, voting as a single class. We are not asking you to vote on the Merger or the Merger Agreement. OEI, which owns approximately [__%] of the outstanding Common Shares and 100% of the outstanding Preferred Shares of Texoil, has agreed to act by written consent and vote its shares of Texoil stock in favor of the adoption of the Merger Agreement and approval




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of the Merger, 21 days after the date of mailing of this Information Statement.
This action by OEI will be sufficient to ensure that a majority of the stockholders of Texoil adopt the Merger Agreement and approve the Merger without the vote of any other stockholder of Texoil. Accordingly, your approval is not required and is not being sought.

         If the Merger is completed, then you will have certain rights under Nevada law to dissent and demand appraisal of, and payment in cash of the fair value of, your shares. See "Dissenters' Rights" on page 35 of this Information Statement for more information.

                                   ----------



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






                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
SUMMARY TERM SHEET FOR THE MERGER.................................................................................7
THE MERGER.......................................................................................................10
   General.......................................................................................................10
   Background of the Transaction.................................................................................10
   Texoil's Reasons for the Merger; Recommendation of the Texoil Board...........................................14
   Opinion of Dain Rauscher Wessels..............................................................................15
   Fee Arrangements..............................................................................................19
   Vote Required to Approve Merger...............................................................................20
   Conditions to the Merger......................................................................................20
   Effective Time................................................................................................21
   Payment for the Shares........................................................................................21
   Dissenters' Rights............................................................................................21
   Purpose of the Merger.........................................................................................21
   Regulatory Matters............................................................................................22
   Certain Potential Conflicts of Interest.......................................................................22
THE MERGER AGREEMENT AND RELATED AGREEMENTS......................................................................26
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...........................................................36
DISSENTERS' RIGHTS...............................................................................................36
INFORMATION CONCERNING TEXOIL....................................................................................39
OWNERSHIP OF SHARES BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS............................................42
INFORMATION CONCERNING PARENT AND OEI............................................................................43
WHERE YOU CAN FIND MORE INFORMATION..............................................................................44


ANNEX A  AGREEMENT AND PLAN OF MERGER...........................................................................A-1
ANNEX B  FAIRNESS OPINION OF FINANCIAL ADVISOR..................................................................B-1
ANNEX C  SECTION 92A.300 THROUGH 92A.500 OF
         THE NEVADA REVISED STATUTES............................................................................C-1



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                        SUMMARY TERM SHEET FOR THE MERGER

         This summary term sheet for the merger highlights information from this information statement regarding the merger and the merger agreement. This summary term sheet does not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire information statement and the documents to which we have referred you.

WHAT TRANSACTION IS BEING PROPOSED?

         The merger of OEI Acquisition Corp. with Texoil, Inc. As a result of the merger, Texoil, Inc. will be a wholly owned subsidiary of Ocean Energy, Inc.

WHAT CONSIDERATION WILL I RECEIVE IF THE MERGER IS APPROVED?

         Upon completion of the merger, you will be entitled to receive $8.25 in cash for each share of Texoil, Inc. common stock that you hold.

WHO ARE THE PARTIES TO THE MERGER?

         o Texoil, Inc. Texoil, a Nevada corporation, is an independent oil and gas company engaged in the acquisition of oil and gas reserves through a program that includes purchases of reserves, reengineering, development and exploration activities currently focused in Texas and Louisiana. The principal executive offices of Texoil are located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090 and the telephone number at such offices is (281) 537-9920.

         o OEI Acquisition Corp. OEI is a newly incorporated Nevada corporation organized in connection with Ocean Energy, Inc.'s acquisition of Texoil and has not carried on any activities other than in connection with the acquisition. The principal offices of OEI are located at c/o Ocean Energy, Inc., 1001 Fannin Street, Suite 1600, Houston, Texas 77002 and its telephone number is (713) 265-6000. OEI is a wholly owned subsidiary of Ocean Energy, Inc.

         o        Ocean Energy, Inc. Ocean Energy, Inc. is a Texas corporation.
                  Its principal offices are located at 1001 Fannin Street, Suite 1600, Houston, Texas 77002 and its phone number at such address is (713) 265-6000. Ocean is an independent energy company engaged in the exploration, development, production and acquisition of crude oil and natural gas. North American operations are focused in the shelf and deepwater areas of the Gulf of Mexico, the Peruvian Basin, Mid-continent and Rocky Mountain regions. Internationally, Ocean holds a leading position among U.S. independents in West Africa with oil and gas activities in Equatorial Guinea, Cote d'Ivoire and Angola. Ocean also conducts operations in the republics of Egypt, Tatarstan, Pakistan and Indonesia.

WHAT DOES THE BOARD OF DIRECTORS OF TEXOIL, INC. RECOMMEND WITH RESPECT TO THE MERGER?

         The merger is the second and final step in the acquisition of Texoil, Inc. by Ocean Energy, Inc. On January 17, 2001, the board of directors of Texoil, Inc., by unanimous vote of the directors present:

         o determined that each of the merger agreement and the merger are fair to, and in the best interests of, you and the other Texoil stockholders,

         o approved the merger agreement and the transactions contemplated by it,



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


         o        declared the merger agreement advisable, and

         o recommended that you and the other stockholders of Texoil approve the merger.

The merger agreement required the board of directors of Texoil, Inc. to recommend that the stockholders approve the merger.

WHAT DID OUR FINANCIAL ADVISORS SAY WITH RESPECT TO THE FAIRNESS OF THE MERGER TO THE STOCKHOLDERS?

         On January 17, 2001, Dain Rauscher Wessels, our financial advisor, delivered its written opinion to the board of directors of Texoil, Inc. that, as of the date of the opinion, the aggregate consideration to be received in the merger by Texoil's stockholders, as a group, pursuant to the merger agreement is fair, from a financial point of view, to such stockholders. The opinion is attached as Annex D to this information statement. We urge you to read the opinion in its entirety.

WILL A SPECIAL MEETING OF STOCKHOLDERS BE HELD?

         No. OEI Acquisition Corp., the majority stockholder of Texoil, Inc., will approve the merger by written consent twenty one days following the mailing of this information statement.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE MERGER?

         The proposed merger requires approval of the merger agreement by holders of a majority of the votes entitled to be cast by holders of:

         o the common shares and the preferred shares, voting together as a single class, with each preferred share entitling the holder of such shares to the number of votes equal to the full number of common shares into which each preferred share is convertible,

         o        the common shares, voting as a single class, and

         o        the preferred shares, voting as a single class.


         OEI Acquisition Corp. owns and has the right to vote _________ common shares, or approximately ___% of the outstanding common shares, and 2,991,465 preferred shares, or 100% of the outstanding preferred shares, and therefore can cause the merger to be approved without the affirmative vote of any other stockholder.

DOES OEI ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR ALL SHARES OF COMMON STOCK UPON COMPLETION OF THE MERGER?

         Yes. There are no financing conditions to the merger and OEI Acquisition Corp. has sufficient funds on hand to pay for all remaining shares of common stock upon completion of the merger.

HOW WILL THE MERGER WORK?

         Upon the terms and conditions of the merger agreement and approval of the stockholders, OEI Acquisition Corp., the wholly owned subsidiary of Ocean Energy, Inc., will merge with and into Texoil, Inc. Texoil, Inc. will remain in existence as a wholly-owned subsidiary of Ocean Energy, Inc. At the time the merger becomes effective, each outstanding share of common stock of Texoil, Inc., other than shares owned by Ocean Energy, Inc., OEI Acquisition Corp. or shares held in the treasury of Texoil, and other than shares as to which the holder has properly exercised dissenters' rights, will automatically be converted into the right to receive $8.25 in cash, net to the seller, without interest, and holders of those shares will have no further equity interest in Texoil, Inc. upon completion of the merger.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES TO ME OF THE MERGER?

         The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and the tax basis in your shares of the common stock of Texoil, Inc. The merger may also be a taxable transaction for state, local and other purposes. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you. See "Material United States Federal Income Tax Consequences" on page 35 of this information statement.

WILL I HAVE APPRAISAL RIGHTS?

         Yes. If the merger is completed, then you will have certain rights under Nevada law to dissent from the merger and demand appraisal of, and payment in cash of the fair value of, your shares. See "Dissenters' Rights" on page 35 of this information statement.

HOW WILL I GET PAYMENT FOR MY SHARES OF COMMON STOCK IN THE MERGER?

         Promptly after completion of the merger, a transmittal letter and instructions for surrendering certificates formerly representing shares of common stock of Texoil, Inc. will be mailed to each stockholder of record of Texoil, Inc. at the effective time of the merger. OEI Acquisition Corp. has appointed EquiServe Trust Company, N.A. to act as the paying agent for the merger. Please do not send your stock certificates in at this time.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

         We expect the merger to be completed promptly after OEI executes and delivers to us its written consent voting all shares of Texoil that it owns in favor of the merger.

WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MERGER?

         If you have any questions, require assistance, or need additional copies of this information statement or other related materials, please call [Georgeson Shareholder Communications, Inc.] at [(800) 223-2064 (toll free)].




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



                                   THE MERGER

GENERAL

         The Board of Directors of Texoil (the "Texoil Board") is using this information statement (this "Information Statement") to inform Texoil's stockholders about the proposed acquisition of Texoil by OEI. The Texoil Board has approved the Merger and the Merger Agreement and the transactions contemplated thereby.

         The proposed acquisition will occur pursuant to the Agreement and Plan of Merger dated as of January 18, 2001, by and among Texoil, Parent and OEI. Under the Merger Agreement, Texoil will merge with OEI and all outstanding Common Shares, other than those as to which dissenters' rights have been properly exercised, will at the completion of the Merger be converted into the right to receive $8.25 in cash per share. The separate existence of OEI will cease and Texoil will become a wholly-owned subsidiary of Parent.

         OEI has agreed to act by written consent and vote its shares in favor of the adoption of the Merger Agreement and approval of the Merger 21 days after the date of mailing of this Information Statement. This action by OEI will be sufficient to ensure that a majority of the stockholders of Texoil adopt the Merger Agreement and approve the Merger without the vote of any other stockholder of Texoil. Therefore, your vote is not required and is not being sought.

BACKGROUND OF THE TRANSACTION

         On November 10, 1999, Texoil completed the sale of $22.0 million of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), to several entities and persons, including Quantum Energy Partners, LP ("Quantum"). Texoil completed the Preferred Share offering in order to redeem certain subordinated notes that had a December 31, 1999 maturity date, reduce bank debt and for other corporate purposes. Texoil continued to pursue its business strategy for growth through asset acquisitions and development and exploration activities. In addition, Texoil expanded its efforts to pursue corporate acquisitions or other business combinations, with Texoil as the surviving corporation, as an additional means of growth. In March 2000, Texoil with the assistance of Windrock Capital, Ltd. ("Windrock"), an affiliate of Quantum, initiated activities intended to solicit proposals from selected parties for the acquisition of or merger with Texoil.

         Between March and October 2000, Texoil and Windrock identified and contacted numerous companies known in the energy industry to be candidates for the acquisition of, or merger with, Texoil. In addition, Texoil independently contacted several possible acquisition candidates that would consider a transaction where Texoil would be the surviving entity. Texoil was also contacted by several investment bankers and independent oil and gas companies to consider business combinations. Pursuant to the terms of confidentiality agreements with certain of these companies, Texoil provided extensive financial, operational, and reserve data to the candidates to facilitate their evaluations.

         As a result of these contacts Texoil entered into discussions and due diligence reviews with four companies, not including Parent. One company terminated discussions because it did not believe that Texoil's assets were a proper fit for its growth strategy. One company rejected Texoil's acquisition offer and the Texoil Board rejected the remaining two possible transactions because of a combination of factors, including the insufficiency of the cash consideration contemplated, concerns about the value of non-cash consideration being contemplated and concerns about the possible offers being contingent upon the purchaser's ability to obtain financing for the possible transaction.



                                       10
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         During the period of March through September 2000, Texoil's management maintained close contact with members of the Texoil Board and at the Texoil Board's regular meeting on October 4, 2000, Texoil's management apprised the Texoil Board of its results of operations, status of acquisition and divestiture activities and progress related to corporate acquisitions, mergers or the acquisition of Texoil. The Texoil Board also discussed the criteria that it believed should be met in analyzing any potential merger transaction.

         During the course of the late summer and fall of 2000, Texoil's management discussed strategic alternatives with several reputable independent investment banking firms, as well as other firms with expertise in the industry.

         On September 14, 2000, at a charity event held in Houston, Texas, Mr. John D. Schiller, Jr., Parent's executive vice president of operations, Mr. William L. Transier, Parent's executive vice president and chief financial officer, and Mr. Thomas A. Reiser, a member of the Texoil Board, had initial discussions regarding the possibilities of Parent's acquisition of Texoil. On October 20, 2000, an initial meeting was held at Mr. Schiller's office to further discuss such acquisition possibilities. Attendees at the meeting included Mr. Schiller, Mr. Jerry M. Crews, an executive vice president of Texoil, and Mr. Reiser. The attendees agreed that the process of evaluation should begin by means of a limited due diligence review of Texoil by Parent's representatives.

         On or about October 26, 2000, Texoil contacted Parent by telephone to discuss the possible acquisition of, or merger with, Texoil. Parent responded by telephone indicating an interest. On October 30, 2000, Parent and Texoil executed a confidentiality agreement pursuant to which Texoil agreed to supply certain financial, reserve and other information to Parent and Parent agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with Texoil.

         On November 6, 2000, Parent's technical team of exploration, land, legal and business development personnel reviewed data concerning Texoil's assets with certain members of Texoil's management, including Mr. Frank A. Lodzinski, Texoil's President and Chief Executive Officer, Mr. Crews, Mr. Thomas
S. Campbell, Texoil's acquisitions manger, and Mr. Francis M. Mury, an executive vice president of Texoil. The review of data provided by Texoil continued for several days. On November 14, 2000, an initial internal presentation was made by Parent's technical team to Mr. Schiller regarding the information provided by Texoil.

         On November 20, 2000, Messrs. Schiller, Transier, Mr. John H. Campbell, Jr., vice president of exploitation -- North America of Parent, and Mr. Alan L. Smith, manager of business development -- North America of Parent, met with Messrs. Lodzinski, Crews and Reiser at Parent's office in Houston, Texas to discuss potential valuation and projects. On November 28, 2000, Parent's technical team reviewed Texoil's major fields with representatives of Texoil and
W. D. VonGonten & Co., consulting petroleum reservoir engineers for Texoil. On November 28, 2000, Mr. Lodzinski, Ms. Adrienne Bond, Texoil's counsel, Mr. Robert K. Reeves, Parent's general counsel, Mr. Transier and Mr. Andrew J. Sheu, Parent's vice president of tax, met at Parent's offices to discuss the potential deal structure, tax issues, and the due diligence process.

         On December 11, 2000, Parent's technical team completed asset evaluations of Texoil and its operations and made an internal presentation to Parent's senior management, which in turn decided to recommend to Parent's Board of Directors that Parent pursue a possible transaction with Texoil. On December 13, 2000, senior management of Parent communicated its findings to the Parent's Board of Directors, and the Parent's Board of Directors gave its approval to proceed with a possible transaction with Texoil. On December 13, 2000, Parent and Texoil exchanged bullet-point outlines of certain




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

proposed terms of the transaction. As proposed by Parent, the transaction was to be structured as a merger in which a newly-formed subsidiary of Parent would be merged with Texoil and Texoil's stockholders would receive in exchange for their shares aggregate consideration of $115 million ($8.25 per Common Share) consisting of 50% stock of Parent and 50% cash, with the receipt of Parent stock to be tax-free to Texoil's stockholders. Other terms included the cash-out of options and warrants at the closing of the Merger, a requirement that management, directors and significant stockholders of Texoil agree to vote in favor of the Merger, and certain other terms and conditions.

         On December 18, 2000, Parent and Texoil executed an additional confidentiality agreement pursuant to which Parent agreed to supply certain information to Texoil and Texoil agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with Parent.

         On December 18, 2000, Parent's outside counsel distributed to the parties for review and comment a preliminary draft of a merger agreement. On December 26 and 27, 2000 and January 2 and 3, 2001, representatives of Parent made field visits to certain Texoil's operated oil and gas fields.

         On December 19, 2000, Texoil engaged the law firm of Jenkens & Gilchrist, a Professional Corporation, to serve as special counsel to Texoil in connection with the negotiation of the Merger Agreement, the Offer and the Merger.

         Management kept the Texoil Board apprised of contacts with several companies, including Parent, through numerous telephone conversations and written correspondence, including correspondence dated September 8, 2000, October 2, 2000, October 24, 2000 and December 15, 2000. These discussions and correspondence included discussions about opportunities for growth (or lack thereof) in the absence of a merger or similar transaction with Parent and strategies to pursue these opportunities, tax considerations of a possible merger with Parent, comparisons of the Parent's offer to prior indications of interest, stockholders' cost basis, and market considerations. The correspondence dated December 15, 2000 focused specifically on Parent, provided a detailed financial analysis of the proposed transaction with Parent and recommended that management proceed with negotiations with Parent. The Texoil Board responded favorably to this recommendation.

         Beginning on or about December 19, 2000, representatives of Parent visited Texoil's offices and conducted an extensive due diligence review of Texoil's records. On January 3, 2001, Parent's outside counsel, Mr. Transier and Mr. Reeves and Mr. Lodzinski, Mr. S. Wil VanLoh, Jr., President of Quantum Energy Management LLC, Quantum's general partner and Mr. Michael P. Dalton, Associate of Quantum, met at Parent's offices to discuss the purchase price for the Common Shares and Preferred Shares, various alternative structures for the acquisition, including a possible all cash transaction or a combination of cash and Parent stock, the timing of the transaction and various other agreement terms. At this meeting, Parent indicated that it would be willing to do an all cash acquisition if the transaction was structured as a tender offer and merger and a majority of stockholders committed to tender their shares and vote for the transaction pursuant to the Tender Agreements and Tender and Voting Agreements (as defined below). The offer generally was conditioned upon negotiation of a definitive agreement including provisions with respect to, among other things, a breakup fee and other compensation to Parent in the event that Texoil subsequently accepted a superior offer. From January 8 through January 18, 2001, Parent's due diligence review continued and the Merger Agreement was negotiated and finalized.

         On January 4, 2001, Mr. VanLoh met with Mr. Reeves at Parent's offices to further discuss potential structure and share price. On January 7, 2001, revised agreements reflecting an all-cash tender offer and merger were distributed to Parent, Texoil and their respective representatives.

         Between January 7 and January 16, 2001, there were various telephone conferences between Mr. Reeves, Mr. Lodzinski and outside counsel to negotiate provisions of the Merger Agreement, the Tender and Voting Agreement and the Tender Agreement, and additional due diligence was conducted by Parent's outside counsel.

         On January 10, 2000, the Board held a special informational meeting at which a majority of the directors were present in person or by telephone at which its members reviewed the status of the terms of the Offer, the Merger and the Merger Agreement. The Texoil Board also received and participated in a presentation by its legal advisors concerning the Texoil Board's duties in considering the proposed transaction. The terms of the proposed transaction were reviewed with Texoil's management and the Texoil Board received and participated in a presentation by its legal advisors with respect to the terms of the proposed transaction.

         On January 10, 2000, Texoil engaged the services of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), to analyze the Merger Agreement to determine if the aggregate consideration payable to holders of Common Shares and Preferred Shares, as a group, in the Offer and the Merger was fair, from a financial point of view, to such holders.

         On January 17, 2001, the Texoil Board held a telephonic special meeting at which eight of the nine directors were present by telephone. At this meeting, the Texoil Board considered the final terms of the Offer, the Merger, the Merger Agreement, the Tender and Voting Agreement and the Tender Agreement. Texoil's legal advisors summarized the final terms of the proposed transaction. The Texoil Board also received and participated in a presentation by Dain Rauscher Wessels with respect to the aggregate consideration payable to holders of Common Shares and Preferred Shares in the proposed transaction.

         At the conclusion of its presentation, the representative of Dain Rauscher Wessels delivered the oral opinion of Dain Rauscher Wessels to the Texoil Board that, as of such date, the aggregate consideration payable to holders of Common Shares and Preferred Shares, as a group, in the Offer, the Merger and pursuant to the Merger Agreement, was fair, from a financial point of view, to such stockholders. Dain Rauscher Wessels subsequently confirmed its oral opinion by letter dated January 17, 2001. Dain Rauscher Wessels' written opinion is attached hereto as Annex B and is incorporated herein by reference. After such discussions, the Texoil Board, by the unanimous vote of the directors present (1) determined that each of the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, Texoil's stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Tender and Voting Agreement, the Tender Agreement and the Merger; (3) declared the Merger Agreement advisable; and (4) recommended that Texoil's stockholders accept the Offer, tender their shares of Common Shares or Preferred Shares pursuant to the Offer and approve the Merger Agreement, the Tender and Voting Agreement, the Tender Agreement and the Merger.

         On January 18, 2001, the respective parties to the Merger Agreement, the Tender and Voting Agreement and the Tender Agreement executed and delivered such agreements and Parent and Texoil issued a joint press release announcing the signing of the Merger Agreement.

         On January 24, 2001, Parent and OEI commenced the Offer. At midnight, New York City time, on February __, 2001, the Offer expired. Shortly after such time, OEI accepted for payment all Shares validly tendered and not withdrawn in the Offer, consisting of ______ Common Shares, or approximately _____% of the outstanding Common Shares, and 2,991,465 Preferred Shares, or 100% of the outstanding Preferred Shares. OEI promptly paid for such Shares.

TEXOIL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TEXOIL BOARD

         The Texoil Board, at a meeting held on January 17, 2001, determined that the Merger and the Merger Agreement are fair to, and in the best interests of, Texoil's stockholders. The Texoil Board has approved and adopted the Merger and the Merger Agreement.

         In the course of determining that the Merger and the Merger Agreement are fair to, and in the best interest of, Texoil's stockholders, the Texoil Board consulted with Texoil's management, as well as its financial and legal advisors, and based its determination to recommend the Offer and the Merger to Texoil stockholders on the following factors:

         o Texoil's financial condition, results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives;

         o Current conditions and trends in the petroleum industry and the effect of those conditions and trends on Texoil;

         o The significant competition and consolidation in the industry and market in which Texoil operates and, the relative size of other participants in the oil and gas industry;

         o A review of the possible alternatives to the transactions contemplated by the Merger Agreement, including the possibilities of securing a significant investment in Texoil to augment its equity capitalization, continuing to operate Texoil as an independent entity, a strategic acquisition of another company, a strategic merger with another company in the same industry and a sale or partial sale of Texoil through a merger or by other means, and, in respect of each alternative, the timing and the likelihood of actually accomplishing the alternative;

         o The results of the efforts undertaken by Texoil's management to solicit indications of interest in making an investment in or the possible acquisition of Texoil from third parties other than Parent and OEI;

         o The financial and valuation analyses presented to the Texoil Board by Dain Rauscher Wessels, including market prices and financial data relating to other companies engaged in businesses considered comparable to Texoil and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of Texoil;

         o The likelihood that the Offer and the Merger would be consummated, including Parent's experience, reputation, financial condition and support, as well as the risks to Texoil if the Offer and the Merger were not consummated;

         o The fact that the structure of the transaction, which provides for all cash consideration, was not subject to any financing contingency and was designed, among other things, to result in the holders of the Common Shares and Preferred Shares receiving, at the earliest practicable time, the consideration paid in the Offer and the Merger;

         o The fact that the offer of all cash consideration provided an immediate return on investment and liquidity for substantially all stockholders, that the consideration offered in the Offer and the Merger was in excess of the historical market price at which Texoil's Common Shares had traded for the majority of 1999 and 2000 and that the consideration was also in excess of the net book value per share of Texoil Common Shares at September 30, 2000 of $3.27 per share;

         o The absence of any better firm offer and that prior indications of interest were limited, were for less consideration and were contingent upon the potential buyer obtaining financing for the transaction;

         o The difficulty and uncertainty, due to market conditions, that Texoil's management could continue replace production and reserve quantities, without a significant increase to its historical finding and development costs, and therefore increase stockholder value through its fundamental business strategy and strategic acquisitions of assets or corporate entities;

         o The difficulty and uncertainty of Texoil's ability to effect a business combination, with Texoil remaining as the surviving entity, without considerably increasing its debt or strategic risk profile;

         o The likely reduction in discretionary cash flow in 2001 due to several factors including increasing costs, required operations and maintenance expenditures and significant projected tax obligations; and

         o The potential impact on Texoil's market price, resulting from anticipated Common Share sales of large non-management stockholders.

         The Texoil Board did not attach specific weight to any one of these factors, but the Texoil Board placed weight on the amount of the consideration relative to historical market values and book values of Texoil, the favorable terms of the Merger Agreement, the financial ability of Parent and OEI to complete the transaction and Dain Rauscher Wessels' fairness opinion in reaching its determination to recommend the Offer, the Merger Agreement and the Merger to Texoil stockholders.

OPINION OF DAIN RAUSCHER WESSELS

         On January 10, 2001, the Texoil Board retained Dain Rauscher Wessels to render an opinion to the Texoil Board relating to the fairness, from a financial point of view, of the aggregate consideration payable to the existing holders of Common Shares and Preferred Shares, as a group, as set forth in the Merger Agreement.

         On January 17, 2001, Dain Rauscher Wessels delivered to the Texoil Board an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration payable to the existing holders of Common Shares and Preferred Shares, as a group, in the Offer and Merger, pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders. THE FULL TEXT OF THE DAIN RAUSCHER WESSELS OPINION IS ATTACHED TO THIS INFORMATION SHEET AS ANNEX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. SHAREHOLDERS OF TEXOIL ARE URGED TO CAREFULLY READ SUCH OPINION.

         Dain Rauscher Wessels' opinion does not address the merits of the underlying decision by Texoil to engage in the transaction, or the relative merits of the transaction compared to any alternative business strategy or transaction in which Texoil might engage. Dain Rauscher Wessels was not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with Texoil. Dain Rauscher Wessels' opinion does not constitute a recommendation to any stockholder regarding whether to tender shares of Texoil stock in the Offer or as to how such holder should vote on the approval and adoption of the Merger Agreement or any matter related thereto. Dain Rauscher Wessels did not express any opinion as to the prices at which Texoil stock has traded or will trade following the announcement of the transaction.

         The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Dain Rauscher Wessels did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, Dain Rauscher Wessels believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying Dain Rauscher Wessels' opinion. In addition, in certain of its analyses Dain Rauscher Wessels compared Texoil and the transaction with Parent and OEI to public companies and to other transactions that Dain Rauscher Wessels deemed comparable. No public company or transaction utilized by Dain Rauscher Wessels as a comparison is identical to Texoil or to the transaction with Parent and OEI. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Texoil and the transaction with Parent and OEI were being compared.

         In performing its analyses, Dain Rauscher Wessels made certain assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dain Rauscher Wessels, Texoil, Parent and OEI. Any estimates contained in the analyses performed by Dain Rauscher Wessels are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Dain Rauscher Wessels opinion and Dain Rauscher Wessels' presentation to the Texoil Board were among several factors taken into consideration by the Texoil Board in making its determination to approve the Merger Agreement. Consequently, the Dain Rauscher Wessels analyses described below should not be viewed as determinative of the decision of the Texoil Board or Texoil's executive management to engage in the transaction.

         In arriving at its opinion, Dain Rauscher Wessels:

         o reviewed a draft of the Merger Agreement dated January 13, 2001 and related documents;

         o reviewed the Annual Report on Form 10-KSB for the year ended December 31, 1999 and the Quarterly Reports on Form 10-QSB and related unaudited financial information for certain interim periods, including the nine months ended September 30, 2000, of Texoil;

         o reviewed the Proxy Statement filed on Schedule 14A dated October 18, 2000, of Texoil;

         o reviewed Texoil's proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 1999, estimated by W.D. Von Gonten & Co., independent petroleum engineers, and adjusted by Texoil management to December 31, 2000;

         o reviewed certain operating and financial information of Texoil, including projections and operating assumptions, provided by Texoil relating to its business and prospects;

         o reviewed historical market prices and trading volumes for Texoil's Common Shares;

         o reviewed publicly available financial data and stock market performance data of publicly held companies that Dain Rauscher Wessels deemed generally comparable to Texoil;

         o reviewed the financial terms of certain business combinations of comparable exploration and production companies;

         o met with certain members of Texoil's senior management to discuss Texoil's operations, historical financial statements and future prospects; and

         o met with certain representatives of Parent's senior management to discuss their views related to the transaction.

         In connection with its review, Dain Rauscher Wessels did not independently verify any of the foregoing information, and relied upon such information as being complete and accurate in all material respects. Dain Rauscher Wessels assumed, with Texoil's consent, that the financial forecasts provided to, and discussed with Dain Rauscher Wessels, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management and key personnel of Texoil. In addition, Dain Rauscher Wessels did not conduct a physical inspection or make an independent evaluation or appraisal of the assets of Texoil, nor was Dain Rauscher Wessels furnished with any such evaluation or appraisal. Dain Rauscher Wessels' opinion relates to Texoil as a going concern and, accordingly, Dain Rauscher Wessels expressed no opinion regarding Texoil's liquidation value.

         Dain Rauscher Wessels' opinion was based on circumstances as they existed and could be evaluated on, and the information made available to it at, the date of such opinion and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may have existed or occurred after such date. Dain Rauscher Wessels has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof and does not have any obligation to update, revise or reaffirm the opinion. In addition, Dain Rauscher Wessels considered such other information and conducted such other analyses and investigations as it deemed appropriate under the circumstances.

         Dain Rauscher Wessels' opinion addressed solely the fairness of the aggregate consideration payable in the transaction to holders of Common Shares and Preferred Shares as a group and not the allocation thereof among the holders of any class or series of Texoil stock. Dain Rauscher Wessels' opinion addressed solely the aggregate consideration payable in the transaction and did not address any other terms or agreement relating to the transaction.

         The following is a brief summary of the material analyses performed by Dain Rauscher Wessels in preparing its opinion to the Texoil Board.

         Comparable Company Analysis. Dain Rauscher Wessels used publicly available information to compare the enterprise value of Texoil expressed as a multiple of latest twelve months ended September 30, 2000 EBITDA and projected EBITDA for calendar years 2000 and 2001, to the same multiple of enterprise values of a group of companies, which in Dain Rauscher Wessels' judgment, were comparable to Texoil for purposes of this analysis. Enterprise value is defined as market value of equity plus book value of debt and liquidation value of preferred stock, less excess cash and cash equivalents. EBITDA is defined as earnings before interest expense, taxes and depreciation, depletion and amortization. Dain Rauscher Wessels compared market price per share to cash flow per share and earnings per share for the latest twelve months ended September 30, 2000, and projected calendar years 2000 and 2001 for Texoil and the comparable companies. Dain Rauscher Wessels also compared market price per share to net asset value per share for the comparable companies and Texoil.

         Dain Rauscher Wessels considered a number of factors in selecting companies for comparison including size, financial condition and geographic scope of operations. The group of comparable companies used in the comparison included:

         o        Abraxas Petroleum Corporation;

         o        Bellwether Exploration Company;

         o        Clayton Williams Energy, Inc.;

         o Comstock Resources, Inc.; o Goodrich Petroleum Corporation; o Hallwood Energy Corporation;

         o        Maynard Oil Company; and

         o        Petrocorp Incorporated.

         The mean and median results for the comparable companies are compared to the current and implied acquisition multiples of Texoil below.

                                                          Comparable
                                                           Companies                          Texoil
                                                ------------------------------    ------------------------------
Enterprise Value to EBITDA                           Mean            Median          Current        Acquisition
                                                -------------    -------------    -------------    -------------
Latest Twelve Months                                     5.1x             4.3x             4.4x             5.0x
December 31, 2000                                        4.8x             4.3x             3.8x             4.3x
December 31, 2001                                        4.2x             4.2x             3.2x             3.6x

Price to Cash Flow per Share
Latest Twelve Months                                     3.5x             3.6x             4.3x             4.8x
December 31, 2000                                        3.1x             3.1x             3.7x             4.1x
December 31, 2001                                        2.5x             2.6x             3.9x             4.4x

Price to Earnings per Share
Latest Twelve Months                                     8.4x             8.6x             8.3x             9.4x
December 31, 2000                                        7.1x             6.5x             6.9x             7.8x
December 31, 2001                                        6.2x             6.4x             5.9x             6.7x

Price to Net Asset Value per Share                      104.8%            96.2%            71.1%            81.7%


         Comparable Transactions Analysis. Dain Rauscher Wessels conducted a comparable transactions analysis by examining the terms of selected publicly disclosed acquisitions of businesses related to the exploration and production industry from 1997 through 2000, having transaction enterprise values of less than $500 million, which Dain Rauscher Wessels considered reasonably comparable to the Merger.

         Dain Rauscher Wessels compared transaction enterprise value to latest twelve months EBITDA relating to the acquisition of Texoil with those of the comparable target companies. Transaction enterprise value is defined as transaction equity value plus book value of debt and liquidation or market value of preferred stock, less excess cash and cash equivalents.

         In addition, Dain Rauscher Wessels compared adjusted transaction enterprise value to proved reserve volume and the standardized measure of discounted cash flow value for the target companies. Adjusted transaction enterprise value is defined as transaction enterprise value less book value of non-oil and gas assets and undeveloped acreage, valued, based on industry practice, at $50.00 per domestic onshore acre and $100.00 per domestic offshore acre. The standardized measure of discounted cash flow is the value of future net cash flows from proved reserves before taxes discounted at 10%. Reserve volume for Texoil is based on management estimates. The mean and median results for the comparable transactions are compared to the implied acquisition multiples of Texoil below.

                                                                   Comparable
                                                                  Transactions
                                                          ------------------------------
Adjusted Transaction Enterprise Value to:                     Mean            Median           Texoil
                                                          -------------    -------------    -------------
Proved Reserve Volume (MMBOE)                             $        5.74    $        5.72    $        5.37
Standardized Measure of Discounted Cash Flow Value                102.3%            99.7%            86.1%
Transaction Enterprise Value to:
Latest Twelve Months EBITDA                                       7.5 x            6.8 x            4.9 x

         Comparable Merger Premiums Analysis. Dain Rauscher Wessels conducted a comparable merger premiums analysis by examining the terms of selected publicly disclosed acquisitions of businesses related to the exploration and production industry from 1997 through 2000, having transaction enterprise values of less than $500 million, which Dain Rauscher Wessels considered reasonably comparable to the transaction.

         Dain Rauscher Wessels compared the transaction enterprise value per share to the stock price one day prior, one week prior and four weeks prior to public announcement. The mean and median results for the comparable transactions are compared to the implied premium of Texoil (based on an assumed announcement date of January 16, 2001) below.

                                                                   Comparable
                                                                    Premiums
                                                          ------------------------------
Transaction Enterprise Value per Share to:                     Mean            Median           Texoil
                                                          -------------    -------------    -------------
1 Day Prior to Announcement                                         6.1%             7.7%             8.2%
1 Week Prior to Announcement                                        9.4%             8.4%            10.0%
4 Weeks Prior to Announcement                                      12.8%            11.9%            20.0%

         Historical Stock Trading Analysis. Dain Rauscher Wessels reviewed the daily historical closing prices of Texoil during the period from the beginning of calendar 1998 to January 12, 2001. Dain Rauscher Wessels noted that the average stock price over this period was $5.55. Dain Rauscher Wessels noted that the average stock price from the beginning of calendar 2000 to January 12, 2001 was $6.44. The implied premium of the acquisition price to these average prices was 48.7% and 28.1% respectively.

         Dain Rauscher Wessels also presented selected price and volume distribution data and illustrated the stock price performance of Texoil against the S&P 500 Index, the S&P E&P Index and the group of comparable companies listed above in the Comparable Company Analysis.

FEE ARRANGEMENTS

         Fairness Opinion. Dain Rauscher Wessels was retained to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with companies in the exploration and production sector of the energy industry. Dain Rauscher Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Dain Rauscher Wessels and its affiliates may actively trade the equity securities of Texoil and Parent for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to the terms of the engagement of Dain Rauscher Wessels, Texoil has agreed to pay Dain Rauscher Wessels a fee of $250,000, plus reasonable out-of-pocket expenses. No portion of Dain Rauscher Wessels' fee was contingent upon the closing of the transaction or whether Dain Rauscher Wessels delivered a favorable opinion with respect to the proposed transaction. Texoil also has agreed to reimburse Dain Rauscher Wessels for reasonable expenses and to indemnify Dain Rauscher Wessels and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of their engagement.

         Payment of Fees to Windrock. Pursuant to an oral agreement ratified by the Texoil Board, Texoil has agreed to pay Windrock, an investment banking firm with which Mr. S. Wil VanLoh Jr., a director of Texoil, is associated, a fee of $325,000 for investment banking and financial advisory services provided during 2000 and in connection with this transaction.

         Neither Texoil nor any person acting on its behalf has employed, retained or compensated any other person to make solicitations or recommendations to stockholders on its behalf concerning the Offer or the Merger.

VOTE REQUIRED TO APPROVE MERGER

         As of January 26, 2001, Texoil had outstanding 7,410,225 Common Shares and 2,991,465 Preferred Shares. Consummation of the Merger requires approval of the Merger Agreement by holders of a majority of the votes entitled to be cast by holders of (i) the Common Shares and the Preferred Shares, voting together as a single class, with each Preferred Share entitling the holder of such shares to the number of votes equal to the full number of Common Shares into which such Preferred Share is convertible, (ii) the Common Shares, voting as a single class, and (iii) the Preferred Shares, voting as a single class.

         A holder of Common Shares is entitled to one vote for each Common Share owned by such holder for all matters requiring a stockholder vote. Each Preferred Share entitles the holder thereof to the number of votes per share equal to the full number of Common Shares into which each Preferred Share is convertible. Each Preferred Share is currently convertible into two Common Shares.

CONDITIONS TO THE MERGER

         The obligations of Texoil, Parent and OEI to consummate the Merger are subject to the satisfaction or waiver, in whole or in part (where permissible by applicable law), at or prior to the closing of the Merger, of each of the following conditions: (a) no governmental authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any laws or governmental order which is then in effect making the consummation of the Merger illegal or otherwise prohibit the consummation of the Merger; (b) the required stockholder vote approving the Merger shall have been obtained; (c) Parent, OEI or their affiliates shall have purchased Shares pursuant to the Offer; and (d) all approvals of governmental authorities necessary to consummate the Merger and other transactions contemplated therein shall have been received and shall be in effect at the Effective Time. The conditions set forth in clauses (c) and (d) above have been satisfied and Texoil is not aware of the occurrence of any events described in clause (a) above.

EFFECTIVE TIME

         The Merger will become effective as of the date and time (the "Effective Time") that the Articles of Merger are filed with the Nevada Secretary of State, which is expected to occur as soon as practicable after OEI executes and delivers to Texoil a written consent voting all Shares held by it in favor of the Merger.

PAYMENT FOR THE SHARES

         As soon as reasonably practicable after the consummation of the Merger, EquiServe Trust Company, N.A., in its capacity as paying agent, will send a transmittal letter and instructions to each person that was a record holder of Common Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificate or certificates in exchange for $8.25 in cash for each formerly outstanding Common Share. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, stockholders must carefully comply with the instructions on such transmittal letter and return it, along with their certificates, to the paying agent pursuant to the terms described in the transmittal letter. Do not send in stock certificates at this time. Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Common Shares. If the cash price of $8.25 per Common Share is to be paid to any person other than the registered holder of such Common Shares, it will be a condition to the payment by the paying agent that the surrendered certificate is properly endorsed for transfer and the person requesting delivery of the cash price will pay to the paying agent any transfer or other taxes as a result of the payment to a person other than the registered holder unless such person can establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable. None of the paying agent, Parent, OEI or Texoil shall be liable to a holder of Common Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property, escheat and similar laws.

         At any time following six months after consummation of the Merger, the Surviving Corporation shall be entitled to require the paying agent to deliver to it any funds (including any interest received with respect thereto) not theretofore disbursed to holders of certificates formerly representing Common Shares, and thereafter the holders of such certificates shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for any cash payments due as a result of the merger for the Common Shares formerly represented by such certificates.

DISSENTERS' RIGHTS

         Stockholders who do not consent to the Merger will be entitled to exercise dissenters' rights in connection with the Merger. Stockholders desiring to exercise such rights must follow the procedures set forth in Sections 92A.300-92A.500 of the Nevada Revised Statutes, the full text of which is attached to this Information Statement as Annex C. For additional information, see "Dissenters' Rights" on page 35 of this Information Statement.

PURPOSE OF THE MERGER

         The purpose of the Offer was to enable Parent to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Texoil. The purpose of the Merger is for Parent to acquire all remaining Shares not purchased pursuant to the Offer. Upon consummation of the Merger, Texoil will become a wholly owned subsidiary of Parent.

         Subject to certain matters described below, Parent and OEI expect that, initially following the Merger, the business and operations of Texoil will, except as described in this Information Statement, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Texoil after the consummation of the Merger and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to review such information as part of a comprehensive review of Texoil's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of Texoil's potential in conjunction with Parent's current and future business.

         The Common Shares are currently traded on the Nasdaq Small Cap Market. They are also traded on the Boston Stock Exchange. Following consummation of the Merger, the Common Shares will no longer be listed on Nasdaq or the Boston Stock Exchange and the registration of the Common Shares under the Exchange Act will be terminated. Accordingly, after the Merger, there will be no publicly traded equity securities of Texoil outstanding and Texoil will no longer be required to file periodic reports with the Securities and Exchange Commission (the "Commission").

         Texoil has caused the Texoil Board to be reconstituted pursuant to the Merger Agreement. On February __, 2001, T.W. Hoehn, III, Robert E. LaJoie, Thomas Reiser, Michael A. Vlasic, S. Wil VanLoh, Jr., Toby R. Neugebauer and Jeffery A. Jones resigned from the Board on that date and James T. Hackett, William L. Transier, Robert K. Reeves, John D. Schiller, Jr., William S. Flores, Jr., Scott A. Griffiths and Stephen A. Thorington were appointed to serve as directors of Texoil until their successors are duly qualified and appointed or elected. Frank A. Lodzinski and Jerry M. Crews have remained on the Texoil Board pursuant to the Merger Agreement to ensure compliance with applicable provisions of the Merger Agreement. Following the election or appointment of OEI's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by Texoil, any extension of time for performance of any of the obligations of Parent or OEI under the Merger Agreement, any waiver of any condition or any of Texoil's rights thereunder or other action by Texoil adversely affecting the rights of the stockholders of Texoil (other than OEI or its affiliates), requires the concurrence of the Independent Directors.

REGULATORY MATTERS

         There are no federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than the filing of the Articles of Merger with the Nevada Secretary of State).

CERTAIN POTENTIAL CONFLICTS OF INTEREST

         You should be aware that the executive officers and directors of Texoil have interests in the Merger that are different from, or in addition to, their interests as stockholders of Texoil generally. The Texoil Board was aware of these interests and considered them, among other matters, in approving the Merger, the Merger Agreement and the transactions contemplated thereby.

         Tender of Shares. Executive officers and directors of Texoil who tendered their Shares in the Offer received the same offer price on the same terms as all other stockholders of Texoil. As of February ___, 2001, the directors and executive officers of the Company owed an aggregate of _____ Common Shares and _____ Preferred Shares, and received in the Offer an aggregate of $_______.

         Employment Agreements. In connection with the issuance of the Preferred Shares in 1999, Messrs. Lodzinski, Crews, Mury and Ms. Simpson entered into employment agreements with Texoil that generally provide for a competitive base salary, subject to annual adjustment, and certain benefits and expense reimbursements consistent with established policies of the Company. The base annual salaries specified in the employment agreements for Messrs. Lodzinski, Crews, Mury and Ms. Simpson are $120,000, $110,000, $110,000 and $75,000,
respectively. The term of the agreements expires upon the earliest of (a) the first date the holders of Preferred Shares cease to own Preferred Shares or conversion shares, (b) the effective date of any sale transaction (as defined by the preferred stock agreement) or

(c) the resignation or termination of the employee. Should the employee resign or be terminated, such employee is contractually restricted from certain activities as provided by non-compete provisions of the employment agreement. These agreements were terminated by their terms when OEI acquired all the Preferred Shares pursuant to the Offer.

         Convertible Preferred Stock. In November 1999 Texoil closed a private placement of the Preferred Shares. Certain officers, directors and shareholders participated in the offering as follows:

         o The V&C Energy Limited Partnership ("V&C") purchased 456,250 Preferred Shares. Mr. Frank A. Lodzinski, a director and former Chief Executive Officer of Texoil, is the general partner of V&C through a wholly-owned Texas corporation. Mr. Michael A. Vlasic, a former director, has interests in V&C through Vlasic Investments, L.L.C.

         o Certain affiliates of EnCap Investments, L.L.C. who are shareholders of Texoil purchased 375,000 Preferred Shares.

         o Mr. Jerry M. Crews, a director and former Executive Vice President of Texoil, purchased 6,250 Preferred Shares.

         o Mr. Thomas A Reiser, a former director, purchased 6,250 shares of the Preferred Stock.

         All investments by related parties were made on the same terms and conditions as third-party non-affiliated investors.

         Cliffwood Acquisition 1996 Limited Partnership. In May 1998 Texoil acquired certain properties from the Cliffwood Acquisition 1996 Limited Partnership, an affiliated partnership, in which Texoil owned a 10% interest. Proceeds to Limited Partners were $4.5 million cash and 149,667 shares of common stock.

         Technical Risks, Inc. As a normal part of its business, Texoil purchases various performance bonds and insurance, including but not limited to general liability insurance, automobile insurance, well control insurance, pollution liability insurance, and directors and officers liability insurance. Texoil purchases these coverages on a competitive basis. Technical Risks, Inc. has been in the past, and may be in the future, the broker used by Texoil for these purchases. Mr. Thomas A. Reiser, a former director of Texoil, is Chairman and President of Technical Risks, Inc.

         Amendment to Preferred Stock Purchase Agreement. On January 18, 2001, Texoil and the other parties to the Preferred Stock Purchase Agreement, dated October 12, 1999 (the "Purchase Agreement"), entered into an amendment (the "Amendment") to the Purchase Agreement to clarify that the holders of the Preferred Shares are entitled to dividends as if such holders had held the Preferred Shares through December 31, 2001 in the event of the occurrence of a sale transaction prior to that date.

         Tender and Voting Agreement and Tender Agreement. Certain executive officers and directors of Texoil entered into a Tender and Voting Agreement or Tender Agreement with OEI. See page 33 of this Information Statement for a description of the Tender and Voting Agreement and the Tender Agreement.

         Effect of the Merger on Election of Directors. The Merger Agreement provides that promptly upon the payment by OEI for Shares pursuant to the Offer and from time to time thereafter (provided, however, that OEI shall not be entitled to designate any members to the Board without owning a majority of the Common Shares and a majority of the Preferred Shares), OEI shall be entitled to designate (1) such number of Class A directors, rounded up to the next whole number, as is equal to the product of the total number of Class A directors on the Board multiplied by the percentage that the aggregate number of shares of Common Shares and Preferred Shares beneficially owned by Parent or its affiliates bears to the total number of shares of Common Shares and Preferred Shares then outstanding (calculated on an as converted basis), and (2) such number of Class B directors, rounded up to the next whole number, as is equal to the product of the total number of Class B directors multiplied by the percentage that the aggregate number of shares of Preferred Shares beneficially owned by Parent or its affiliates bears to the total number of shares of Preferred Shares then outstanding. Texoil shall, upon OEI's request, promptly take all actions necessary to cause OEI's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors, increasing the number of authorized directors or amending its bylaws; provided, however, that until the effective time of the Merger, the Board shall have at least two members who were directors of Texoil on the date of the Merger Agreement and not employees of Texoil (the "Independent Directors"), provided that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall be neither an employee of Texoil nor an affiliate of Parent and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement. Upon OEI's written request, Texoil shall cause OEI's designees to constitute the same percentage of representation as is on the Board after giving effect to (1) and (2) above on: (i) each committee of the Board; (ii) the board of directors of each Texoil subsidiary; and (iii) each committee of each such board of directors. Following the election or appointment of Parent's designees and prior to the effective time of the Merger, any amendment or termination of the Merger Agreement by Texoil, any extension of time for performance of any of the obligations of Parent or OEI under the Merger Agreement, any waiver of any condition or any of Texoil's rights thereunder or other action by Texoil adversely affecting the rights of Texoil's stockholders (other than OEI or its affiliates), requires the concurrence of the Independent Directors.

         Effect of the Merger on Indemnification. The Merger Agreement provides that for six years after the effective time of the Merger, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is as of the date of the Merger Agreement, or has been at any time prior to such date, or who becomes prior to the Effective Time, an officer or director of Texoil or any Texoil subsidiary (each, an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Surviving Corporation, which consent will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Nevada law and the Surviving Corporation's Articles of Incorporation and Bylaws and Texoil's written indemnification agreements in effect at the time of the Merger and including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims, provided that in no event shall the liability of Parent and the Surviving Corporation in the aggregate exceed $115,000,000.

         Parent shall cause the Surviving Corporation to maintain Texoil's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers, provided further, that the annual amount of premiums to be paid with respect to the maintenance of such D&O Insurance during such six-year period shall not exceed 200% of the premium paid for such insurance by Texoil for the year ended December 31, 2000.

         The Articles of Incorporation and Bylaws of the Surviving Corporation and each subsidiary thereof shall contain provisions no less favorable with respect to indemnification than are currently set forth in the Bylaws of Texoil and any subsidiary of Texoil, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by law. The Surviving Corporation shall not be obligated to maintain the provisions of Texoil's and Texoil's subsidiaries' Bylaws and Articles of Incorporation that provide for indemnification of directors and officers in their capacities as stockholders.

         Texoil has entered into indemnification agreements with each of its directors. The indemnification agreements provide that Texoil shall indemnify and hold harmless the director from and against any claims, damages, expenses (including attorneys' fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Texoil) and to which the director was or is a party or is threatened to be made a party by reason of the fact that the director is or was a director, officer, stockholder, employee or agent of Texoil, or is or was serving at the request of Texoil as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the director in any such capacity or capacities, provided that the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Texoil, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The director who serves as a director or officer of a subsidiary of Texoil is deemed to be serving at the request of Texoil and the director is considered to be serving an employee benefit plan at Texoil's request if his duties to Texoil also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

         Payment of Fees to Windrock. Pursuant to an oral agreement ratified by the Texoil Board, Texoil has agreed to pay Windrock, an investment banking firm with which Mr. S. Wil VanLoh Jr., a director of Texoil, is associated, a fee of $325,000 for investment banking and financial advisory services provided in 2000 and in connection with this transaction.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS

         The following is a summary of certain material provisions of the Merger Agreement, the Tender and Voting Agreement, and the Tender Agreement. A copy of the Merger Agreement is attached as Annex A to this Information Statement. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the respective agreements. Capitalized terms used in this Section and not otherwise defined in this Information Statement shall have the meanings set forth in the Merger Agreement. Texoil is sometimes referred to herein as "the Company".

MERGER AGREEMENT

         The Offer. The Merger Agreement provided for the commencement of the Offer as soon as practicable after the date of the Merger Agreement. The Offer commenced on January 24, 2001 and was consummated on February ___, 2001.

         Board Representation. The Merger Agreement provides that, promptly upon the payment by OEI for the Shares pursuant to the Offer and from time to time thereafter (provided, however, that OEI shall not be entitled to designate any members to the Board of Directors of Texoil without owning a majority of the Common Shares and a majority of the Preferred Shares), OEI will be entitled to designate (i) such number of Class A directors, rounded up to the next whole number, as is equal to the product of the total number of Class A directors on the Texoil Board (determined after giving effect to the directors elected pursuant to this provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates (calculated on an as converted basis) bears to the total number of Shares then outstanding (calculated on an as converted basis), and (ii) such number of Class B directors, rounded up to the next whole number, on the Texoil Board as is equal to the product of the total number of Class B directors on the Texoil Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Preferred Shares beneficially owned by Parent or its Affiliates bears to the total number of Preferred Shares then outstanding, and Texoil shall, upon OEI's request, promptly take all actions necessary to cause OEI's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors, increasing the number of authorized directors or amending Texoil's bylaws; provided, however, that until the Effective Time, the Texoil Board shall have at least two members who were directors of Texoil on the date of the Merger Agreement and not employees of Texoil (the "Independent Directors"), provided that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall be neither an employee of Texoil nor an Affiliate of Parent and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement. Upon OEI's written request, Texoil shall cause OEI's designees to constitute the same percentage of representation as is on the Texoil Board after giving effect to this provision on (i) each committee of the Texoil Board; (ii) the Board of Directors of each Company Subsidiary (defined in the Merger Agreement as any and all corporations, partnerships, joint ventures, associations, limited liability companies and other entities controlled by Texoil, directly or indirectly through one or more intermediaries); and (iii) each committee of each such board. These provisions shall not limit any rights that OEI, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         Texoil has caused the Texoil Board to be reconstituted pursuant to the Merger Agreement. On February __, 2001, T.W. Hoehn, III, Robert E. LaJoie, Thomas Reiser, Michael A. Vlasic, S. Wil VanLoh, Jr., Toby R. Neugebauer and Jeffery A. Jones resigned from the Board on that date and James T. Hackett, William L. Transier, Robert K. Reeves, John D. Schiller, Jr., William S. Flores, Jr., Scott A. Griffiths and Stephen A. Thorington were appointed to serve as directors of Texoil until their successors are duly qualified and appointed or elected. Frank A. Lodzinski and Jerry M. Crews have remained on the Texoil Board pursuant to the Merger Agreement to ensure compliance with applicable provisions of the Merger Agreement. Following the election or appointment of OEI's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by Texoil, any extension of time for performance of any of the obligations of Parent or OEI under the Merger Agreement, any waiver of any condition or any of Texoil's rights thereunder or other action by Texoil adversely affecting the rights of the stockholders of Texoil (other than OEI or its affiliates), requires the concurrence of the Independent Directors.

         The Merger. The Merger Agreement provides that at the Effective Time, OEI shall be merged with and into Texoil. As a result of the Merger, OEI's separate corporate existence shall cease and Texoil shall continue as the Surviving Corporation and shall succeed to and assume all of OEI's rights and obligations in accordance with the Nevada Revised Statutes.

         At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to OEI's Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "OEI Resources, Inc."), in each case until duly amended in accordance with applicable law. OEI's directors and officers shall become the directors and officers of the Surviving Corporation at the Effective Time.

         Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each Share that is issued and outstanding (other than Shares owned by Texoil as treasury stock, and any Shares owned by Parent, OEI, or any other wholly-owned subsidiary of Parent, which shall be cancelled, and Shares held by stockholders who have properly exercised dissenters' rights under the Nevada Revised Statutes, if any) shall be cancelled and terminated and shall represent solely the right to receive from the Surviving Corporation in cash, without interest, $8.25 per share with respect to the Common Shares and $18.04 per share with respect to the Preferred Shares. Each share of OEI stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of OEI's shares, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         Shares of Dissenting Stockholders. Notwithstanding any provision of the Merger Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment of the fair market value of such Shares in accordance with the Nevada Revised Statutes (collectively, the "Dissenting Shares") shall be cancelled and terminated and shall represent solely the right to receive payment from the Surviving Corporation of the fair market value of such Shares held by them in accordance with the provisions of the Nevada Revised Statutes, except that all Dissenting Shares held by holders of Shares who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters' rights in connection with such Shares under the Nevada Revised Statutes shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive from the Surviving Corporation in cash, without interest, $8.25 per share, with respect to the Common Shares and $18.04 per share with respect to the Preferred Shares, upon surrender in the manner provided in Section 3.07 of the Merger Agreement of the certificate or certificates that formerly evidenced such Shares.

         Texoil shall give to Parent (i) prompt notice of any demands for dissenters' rights received by Texoil, withdrawals of such demands, and any other instruments served pursuant to the Nevada Revised Statutes and received by Texoil and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the Nevada Revised Statutes. Texoil shall not, except with the prior written consent of Parent, make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Shares exercising dissenters' rights shall be paid solely by the Surviving Corporation out of its own funds.

         See page 36 of this Information Statement for additional information regarding dissenters' rights.

         Stock Options. Each outstanding and unexercised option to purchase Common Shares ("Company Option") pursuant to each stock option and incentive plan of or sponsored by Texoil (the "Company Option Plans"), that is fully vested and exercisable as of the consummation of the Offer shall be converted into an obligation of Texoil to pay, and a right of the holder thereof to receive in full satisfaction of such Company Option, an amount in cash equal to the product of (i) the excess, if any, of the Common Share Offer Price over the exercise price thereof and (ii) the number of Common Shares subject to such Company Option (such payment to be net of withholding taxes) (the "Company Option Payments"). Texoil shall take all actions necessary to cause Texoil's employees and directors to consent, to the extent required, to the transactions contemplated by this provision no later than immediately prior to the time OEI accepts Shares for payment pursuant to the Offer. Except as may be otherwise agreed to by Parent or OEI and Texoil, as of the Effective Time, (A) the Company Option Plans shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Texoil or any of Texoil's subsidiaries shall be deleted and (C) no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of Texoil, the Surviving Corporation or any subsidiary thereof. Texoil and Parent agree that the Company Option Payments are the sole payments that will be made with respect to or in relation to the Company Options.

         With respect to each Company Option granted pursuant to the terms of a Company Option Plan that is not vested and exercisable as of the consummation of the Offer, Texoil or the Surviving Corporation, as applicable, shall make the payment of the amount determined above at the time each such unvested Company Option would otherwise have become vested and exercisable subject to the satisfaction of the terms and conditions set forth in the applicable option award agreement and Texoil Option Plan pursuant to which such Company Option was granted, or at such earlier date as may be determined by Parent in its sole and absolute discretion.

         Warrants. At the Effective Time, each warrant to purchase Common Shares that is then outstanding and exercisable (each a "Company Warrant"), shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the excess, if any, of the Common Share Offer Price over the exercise price of such Company Warrant and (ii) the number of Common Shares previously subject to such Company Warrant immediately prior to its cancellation (such payment to be net of withholding taxes) (the "Company Warrant Payments"). Texoil shall take all actions necessary to cause the holders of Texoil Warrants to consent, to the extent required, to the transactions contemplated by this provision no later than immediately prior to the time OEI accepts Shares for payment pursuant to the Offer. Texoil and Parent agree that the Company Warrant Payments are the sole payments that will be made with respect to or in relation to Company Warrants.

         Required Stockholder Vote or Consent. Texoil has represented to OEI that the only vote of the holders of any class or series of Texoil's capital stock that will be necessary or required under the Merger Agreement, Nevada Revised Statutes or under applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement is the approval and adoption of the Merger Agreement by the holders of a majority of the votes entitled to be cast by holders of (a) the Common Shares and the Preferred Shares, voting together as a single class, with each Preferred Share entitling the holder thereof to the number of votes equal to the full number of Common Shares into which such Preferred Share is convertible on the record date for such vote, (b) the Common Shares, voting as a single class, and (c) the Preferred Shares, voting as a single class (the "Company Stockholders' Approval"). In the Merger Agreement, Texoil also agreed that within four business days of the date of the Merger Agreement it would by action of its Board of Directors amend its bylaws such that Texoil elects not to be subject to Sections 78.378 through 78.3793 of the NRS (which relate to "control shares").

         Stockholder Action. Following consummation of the Offer, if required by applicable law in order to consummate the Merger, Texoil shall, in accordance with applicable law, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of securing Texoil Stockholders' Approval. The date of any Company Stockholders' Meeting shall be set by the Board of Directors of Texoil after consultation with, and on a date approved by, Parent, whose approval shall not be unreasonably withheld. The Board of Directors of Texoil shall (i) distribute to its stockholders a proxy statement pursuant to Regulation 14A under the Exchange Act or, if applicable law and regulations do not so require, an information statement pursuant to Regulation 14C under the Exchange Act (the "Proxy Statement") in accordance with applicable federal and state law and with its Articles of Incorporation and Bylaws, which Proxy Statement shall contain (A) the recommendation of the Board of Directors of Texoil that its stockholders approve the Merger and adopt the Merger Agreement and the transactions contemplated hereby if proxies are solicited by Texoil with respect to such vote and (B) the written opinion of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, that the consideration to be received for the Shares pursuant to the Offer and the Merger is fair to Texoil's stockholders from a financial point of view, (ii) cause Texoil to use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of the Merger Agreement and the transactions contemplated hereby and to secure Texoil Stockholders' Approval, unless, in accordance with applicable law and the regulations of the Nasdaq Small Cap Market, such solicitation is not required to achieve approval of the Merger, (iii) take all other action in their judgment necessary and appropriate to secure Texoil Stockholders' Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters, all subject to the right of the Board of Directors of Texoil to modify or withdraw its recommendation in the exercise of its fiduciary duties to Texoil and its stockholders. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, OEI or any of Parent's other subsidiaries in favor of the approval of the Merger and of the Merger Agreement.

         Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement until the time of the closing of the Merger (except as provided in the Disclosure Letter or otherwise contemplated by the Merger Agreement), Texoil has agreed that the businesses of Texoil and Texoil Subsidiaries will be conducted only in, and Texoil and Texoil Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and shall use reasonable efforts to preserve substantially intact their current business organization, keep available the services of their current employees and preserve their relationships with customers, contractholders and other persons having significant business relationships with Texoil or any Company Subsidiary. Texoil has also agreed that, except as otherwise expressly contemplated by the Merger Agreement or as reflected in the Disclosure Letter, during such period, Texoil or any Company Subsidiary will not directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent:

                  (i) amend, propose to amend, or otherwise change its Articles of Incorporation or Bylaws or similar organizational documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, amend the terms of, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (A) any shares of capital stock of Texoil or any Company Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Texoil or any Company Subsidiary except the sale of capital stock of Texoil in connection with the exercise of outstanding options or warrants or (B) any assets or properties of Texoil or any Company Subsidiary, except the sales of Hydrocarbons in the ordinary course of business and in a manner consistent with past practice;

                  (iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock except for Preferred Shares to be issued and cash to be paid as dividends on the Preferred Shares in accordance with Texoil's Articles of Incorporation and Section 4.17 of the Preferred Stock Purchase Agreement;

                  (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (v) (A) acquire or sell, lease, license, surrender, relinquish or otherwise dispose of (including, without limitation, by merger, consolidation or acquisition or disposition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than sales of Hydrocarbons in the ordinary course of business, consistent with past practice, and any other acquisitions for consideration which is not, in the aggregate, in excess of $250,000; (B) incur any Indebtedness for borrowed money, incur any trade debt, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind (a "Person") (other than Texoil or a wholly owned Company Subsidiary), except for Indebtedness incurred in the ordinary course of business, consistent with past practice, in amounts not in excess of $250,000 in the aggregate; (C) make any loans or advances to any Person other than Texoil or a wholly owned Company Subsidiary; (D) authorize or commit to any capital expenditure in excess of $250,000 in the aggregate per month, other than pursuant to any commitment as of January 18, 2001 disclosed in the Disclosure Letter; or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this subsection (v);

                  (vi) enter a new line of business or commence business operations in any country outside the United States;

                  (vii) increase the compensation payable or to become payable to its officers or employees, except in the ordinary course of business and consistent with past practice, or grant any severance or termination pay to, or modify or enter into any employment or severance agreement with, any director, officer, employee or former employee of Texoil or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (viii) change any method of accounting or accounting practice by Texoil or any Company Subsidiary, except for any such change required by U.S. GAAP;

                  (ix) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of Texoil, dated as of September 30, 2000, included in the Financial Statements, or subsequently incurred in the ordinary course of business and consistent with past practice or in accordance with this provision, provided however, that in no event shall payments under this provision exceed individually, or in the aggregate, $250,000 without the express written consent of Parent.

                  (x) settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

                  (xi) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                  (xii) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities;

                  (xiii) enter into any fixed price commodity sales agreements with a duration of more than three months;

                  (xiv) take, or agree or commit to take, any action that would make any representation and warranty of Texoil or any Company Subsidiary hereunder inaccurate in any respect at, or as of any time prior to, the closing of the Merger, or omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any time;

                  (xv) (A) engage in any transaction (either acting alone or in conjunction with any Employee Plan or trust created thereunder) in connection with which Texoil or any Company Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (B) terminate any Employee Plan in a manner, or take any other action with respect to any Employee Plan, that could result in the liability of Texoil or any Company Subsidiary to any person, (C) take any action that could adversely affect the qualification of any Employee Plan or its compliance with the applicable requirements of ERISA, (D) fail to make full payment when due of all amounts which, under the provisions of any Employee Plan, any agreement relating thereto or applicable law, Texoil or any Company Subsidiary are required to pay as contributions thereto or (E) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Employee Plan; or

                  (xvi) other than the consummation of the Merger, take any action that would cause adjustment to the conversion price of the Preferred Shares.

         Indemnification. For six years after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Texoil or any Company Subsidiary (each, an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Surviving Corporation, which consent will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Nevada law and the Surviving Corporation's Articles of Incorporation and Bylaws and Texoil's written indemnification agreements in effect on the date of the Merger Agreement and listed in the Disclosure Letter, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims, provided that in no event shall the liability of Parent and the Surviving Corporation in the aggregate under this provision exceed $115 million.

         The Surviving Corporation shall also maintain Texoil's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time. The Surviving Corporation has the option to substitute for the existing D&O Insurance policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers, provided that the annual premiums to be paid with respect to the maintenance of such D&O Insurance during such six-year period shall not exceed two hundred percent (200%) of the premium paid by Texoil for such D&O Insurance during the year ended December 31, 2000, it being agreed and understood that if such policies cannot be obtained at such cost, Parent shall cause the Surviving Corporation to obtain as much of such policies as can be obtained at a cost equal to such amount.

         The Articles of Incorporation and Bylaws of the Surviving Corporation and its subsidiaries shall contain provisions no less favorable with respect to indemnification than are currently set forth in the Bylaws of Texoil and any Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law. Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to maintain the provisions of Texoil's and Texoil's Subsidiaries' Bylaws and Articles of Incorporation that provide for indemnification of directors and officers in their capacities as stockholders.

         Conditions Precedent. The obligations of Texoil, Parent and OEI to consummate the Merger are subject to the satisfaction or waiver, in whole or in part (where permissible by applicable law), at or prior to the closing of the Merger, of each of the following conditions: (a) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Laws or Governmental Order which is then in effect making the consummation of the Merger illegal or otherwise prohibit the consummation of the Merger; (b) if required by applicable law in order to consummate the Merger Texoil Stockholders' Approval shall have been obtained, (c) Parent, OEI or their Affiliates shall have purchased Shares pursuant to the Offer; and (d) all approvals of Governmental Authorities necessary to consummate the Merger and other transactions contemplated therein shall have been received and shall be in effect at the Effective Time. The conditions set forth in clauses (c) and (d) above have been satisfied and Texoil is not aware of the occurrence of any events described in clause (a) above.

         Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by Texoil's stockholders:

                  (i) by the mutual written consent of Parent and Texoil;

                  (ii) by either Parent or Texoil if the Effective Time shall not have occurred on or before May 31, 2001; provided that the party seeking to terminate the Merger Agreement shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before May 31, 2001;

                  (iii) by Texoil if there has been a material breach by OEI or Parent of any representation, warranty, covenant or agreement set forth in the Merger Agreement which breach

         (if susceptible to cure) has not been cured in all material respects within five business days following receipt by OEI or Parent of notice of such breach;

                  (iv) by either Parent or Texoil if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares or Preferred Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

                  (v) by Parent, if (i) the Board of Directors of Texoil (A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing, (B) shall have recommended to the stockholders of Texoil any Acquisition Proposal or resolved to do so or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to Texoil's stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's written request to do so; or (ii) the Minimum Condition shall not have been satisfied by the Expiration Date and (A) a third party shall have made or caused to be made an Acquisition Proposal, or (B) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or Person (including Texoil or any of its Affiliates), other than Parent or any of its Affiliates, shall have become the beneficial owner of more than 50% of the Common Shares or 50% of the Preferred Shares; provided, however, the current ownership of Shares by Texoil's stockholders who are party to either the Tender Agreement or the Tender and Voting Agreement shall not be deemed to trigger this clause (B);

                  (vi) by Texoil, if, prior to the acceptance of and payment for the Shares pursuant to the Offer, Texoil's Board of Directors shall have determined to recommend a Superior Proposal and Texoil makes the payment of the Termination Fee and Expense Fee (each as defined below) as required under the Merger Agreement. For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to an Acquisition Proposal on terms that the Board of Directors of Texoil determines it cannot reject in favor of the Offer and the Merger, based on applicable fiduciary duties and after consultation with Texoil's outside counsel (taking into account among other things the legal, financial, regulatory and other aspects of the Acquisition Proposal, the Person making such Acquisition Proposal, the likelihood of consummation and the time required to complete such transaction); provided, however, that Texoil shall not be permitted to terminate the Merger Agreement pursuant to this provision unless it has complied with Section 6.08 of the Merger Agreement (relating to non-solicitation) and used all reasonable efforts to provide Parent with two business days prior written notice of its intent to so terminate the Merger Agreement together with a detailed summary of the terms and conditions of such Acquisition Proposal; provided further, that prior to any such termination, Texoil shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable Texoil to proceed with the transactions contemplated herein, and it is acknowledged by Parent that such negotiations with Parent shall be conducted in a manner consistent with the fiduciary duties of Texoil's Board of Directors;

                  (vii) by Texoil if (i) OEI fails to commence the Offer in violation of the Merger Agreement (relating to the Offer), provided, however, that Texoil may not terminate the Merger Agreement pursuant to this provision if Texoil has materially breached the Merger Agreement, or

         (ii) OEI fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement;

                  (viii) by Parent or Texoil if the Offer is terminated or withdrawn or shall have expired pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor Texoil may terminate the Merger Agreement pursuant to this provision if such party (or in the case of Parent, OEI) shall have materially breached the Agreement; or

                  (ix) by Parent if Texoil shall have breached any of its representations or warranties in the Merger Agreement which breach would give rise to the failure of the condition set forth in clause (e) of the conditions of the Offer to be satisfied or if, prior to consummation of the Offer, Texoil shall have failed to perform its covenants or other agreements contained in the Merger Agreement which failure to perform would give rise to the failure of the condition set forth in clause (e) of the conditions of the Offer to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is five business days following written notice thereof to Texoil from Parent.

         Effect of Termination; Termination Fee. In the event of termination of the Merger Agreement pursuant to the above provisions, all obligations of the parties shall terminate, except the obligations of the parties pursuant to certain provisions of the Merger Agreement, provided that nothing shall relieve any party from liability for any breaches of the Merger Agreement. In the event that the Merger Agreement is terminated pursuant to clause (v)(i) under "Termination" above (other than clause (v)(i)(A) if no Acquisition Proposal shall have been publicly announced or disclosed) or clause (vi) under "Termination" above, then Texoil shall promptly (and in any event within one Business Day after such termination or, in the case of any such termination by Texoil, prior to such termination) pay Parent an amount equal to (i) a termination fee of $5,200,000 (the "Termination Fee"), provided, however, that in no event shall more than one Termination Fee be payable by Texoil plus (ii) Parent's aggregate Expenses up to $500,000 (the "Expense Fee"). In the event that the Merger Agreement is terminated pursuant to clause (v)(i)(A) under "Termination" above (if no Acquisition Proposal shall have been publicly announced or disclosed) and within 12 months of the date of termination of the Merger Agreement a transaction constituting an Acquisition Proposal is consummated, Texoil shall, prior to or simultaneously with the consummation of such transaction, pay Parent the Termination Fee and the Expense Fee. In the event that the Merger Agreement is terminated pursuant to clause (v)(ii) hereof and within 12 months of the date of termination of the Merger Agreement either
(A) a transaction constituting an Acquisition Proposal is consummated or (B) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or Person (including Texoil or any of its Affiliates), other than Parent or any of its Affiliates, shall have become the beneficial owner of more than 50% of the Common Shares or 50% of the Preferred Shares, Texoil shall, prior to or simultaneously with the consummation of such transaction or the acquisition of such Common Shares or Preferred Shares, pay Parent the Termination Fee and the Expense Fee; provided, however, the current ownership of Shares by Texoil's stockholders who are party to either the Tender Agreement or the Tender and Voting Agreement shall not be deemed to trigger this clause (B); and provided further that the acquisition of additional Preferred Shares by any of the current holders of Preferred Shares by virtue of a transfer or purchase of such Preferred Shares from another current holder of Preferred Shares shall not be deemed to trigger this clause (B). In no event shall Texoil be obligated to pay more than one Termination Fee and Expense Fee pursuant to this provision of the Merger Agreement.

TENDER AND VOTING AGREEMENT AND TENDER AGREEMENT

         As a condition of OEI's and Parent's willingness to enter into the Merger Agreement, OEI and Parent required that certain stockholders of Texoil set forth therein ("Selling Stockholders") enter into the Tender and Voting Agreement (the "Tender and Voting Agreement"). Such Selling Stockholders beneficially owned as of January 18, 2001 an aggregate of 3,386,796 outstanding Common Shares and 2,801,055 outstanding Preferred Shares (representing approximately 42.2% of the Common Shares and 93.6% of the Preferred Shares outstanding on January 18, 2001, on a fully diluted basis). Such Selling Stockholders also owned, as of such date, Company Options and Company Warrants exercisable for an aggregate of 757,529 Common Shares. The following Selling Stockholders, together with their respective numbers of outstanding Shares subject thereto, are the parties to the Tender and Voting Agreement: V&C Energy Limited Partnership -- 1,378,050 Common Shares and 456,250 Preferred Shares; Quantum Energy Partners, LP -- 2,075,663 Preferred Shares; Jerry M. Crews -- 279,903 Common Shares and 6,250 Preferred Shares; Francis M. Mury -- 110,582 Common Shares; Robert E. LaJoie -- 140,417 Common Shares; Richard J. Glover -- 158,584 Common Shares; The Lincoln National Life Insurance Co. -- 516,942 Common Shares; EnCap Equity 1996 Limited Partnership -- 320,904 Common Shares and 159,059 Preferred Shares; Energy Capital Investment Company PLC -- 106,968 Common Shares and 103,783 Preferred Shares; and First Union Capital Partners, Inc. -- 374,446 Common Shares. In addition, as of January 18, 2001, Mr. Crews held Company Options exercisable for 121,000 Common Shares, Mr. Mury held Company Options exercisable for 121,100 Common Shares and Mr. LaJoie held Company Options exercisable for 33,700 Common Shares. Also as of such date, The Lincoln National Life Insurance Co. held Company Warrants exercisable for 293,471 Common Shares and First Union Capital Partners, Inc. held Company Warrants exercisable for 188,158 Common Shares. As of the date of the Tender and Voting Agreement, Mr. Crews was an executive vice president, secretary and director of Texoil, Mr. Mury was an executive vice president of Texoil, and Mr. LaJoie was a director of Texoil.

         As a condition of OEI's willingness to enter into the Merger Agreement, OEI and Parent also required that certain other Selling Stockholders set forth therein enter into the Tender Agreement (the "Tender Agreement"). Such Selling Stockholders beneficially owned as of January 18, 2001 an aggregate of 300,779 outstanding Common Shares and 190,460 outstanding Preferred Shares (representing approximately 3.7% of the Common Shares and 6.4% of the Preferred Shares outstanding on January 18, 2001, on a fully diluted basis). In addition, as of January 18, 2001, such Selling Stockholders owned Company Options exercisable for an aggregate of 242,200 Common Shares. The following Selling Stockholders, together with their respective numbers of outstanding Shares subject thereto, are parties to the Tender Agreement: El Paso Capital Investment Company LLC -- 152,291 Preferred Shares; Thomas A. Reiser -- 48,304 Common Shares and 6,919 Preferred Shares; Paul B. David -- 57,257 Common Shares and 18,750 Preferred Shares; Peggy C. Simpson -- 50,646 Common Shares; Frank A. Lodzinski -- 40,000 Common Shares; T.W. Hoehn, III -- 104,572 Common Shares; and Arthur L. Smith -- 12,500 Preferred Shares. In addition, as of January 18, 2001, Mr. Reiser holds Company Options for 28,083 Common Shares, Mr. David holds Company Options for 22,467 Common Shares, Ms. Simpson holds Company Options for 59,317 Common Shares and Mr. Lodzinski holds Company Options for 132,333 Common Shares. As of the date of the Tender Agreement, Mr. Reiser was a director of the Company, Mr. Lodzinski was President, Chief Executive Officer and a director of the Company, and Mr. Hoehn was a director of the Company.

         Under the terms of the Tender and Voting Agreement and the Tender Agreement, each Selling Stockholder agreed (severally and not jointly) to validly tender as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer, the Common Shares and Preferred Shares then legally and beneficially owned by such Selling Stockholder, together with any Shares acquired after January 18, 2001 and prior to the termination of the Offer, whether upon the exercise of Company Options, Company Warrants, conversion of convertible securities or otherwise (the "Tender Shares"). The Selling Stockholders agreed not to withdraw such Tender Shares, except following termination of the Offer pursuant to its terms.

         The Selling Stockholders tendered their Tender Shares pursuant to the Tender and Voting Agreement and Tender Agreement and OEI accepted such Shares for payment shortly after 12:00 midnight on February ___, 2001.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the principal federal income tax consequences of the Merger to holders whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Offer Price or pursuant to the proper exercise of dissenters' rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

         THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO YOU AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

         The receipt of cash pursuant to the Merger (whether as the merger consideration or pursuant to the proper exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger. Gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of their gain at a maximum rate of 20%, provided the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations, generally limiting usable losses in any year to an amount equal to capital gains recognized that year plus $3,000. The balance of unused capital losses generally may be carried forward to subsequent tax years. Stockholders should consult their own tax advisors in this regard.

         Payments in connection with the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder
(i) fails to furnish his, her or its social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is the stockholder's correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Penalties may apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with its own tax advisor as to the stockholder's qualifications for exemption from withholding and the procedure for obtaining an exemption.

                               DISSENTERS' RIGHTS

         Pursuant to the terms of the Merger Agreement, Shares outstanding immediately prior to the time the Articles of Merger are filed with the Nevada Secretary of State in such form as required by, and executed in accordance with the relevant provisions of, the Nevada Revised Statutes (the "Effective Time") and which are (i) held by holders of Shares who shall have not voted in favor of the Merger or consented to the Merger in writing and (ii) who shall have demanded properly in writing payment of the fair market value of such Shares in accordance with Section 92A.420 of the Nevada Revised Statutes (collectively, the "Dissenting Shares") shall be cancelled and terminated and shall represent solely the right to receive payment from the Surviving Corporation of the fair market value of such Shares held by them in accordance with the provisions of the Nevada Revised Statutes. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Dissenting Shares immediately before the effectuation of the Merger (excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Dissenting Shares at the average rate currently paid by Texoil on its principal bank loans or, if it has no bank loans, at the rate that is fair and equitable under all of the circumstances.

         However, holders of Shares who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the Nevada Revised Statutes shall thereupon have such shares be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive $8.25 per Common Share as provided in Section 3.06 of the Merger Agreement, as applicable, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 3.07 of the Merger Agreement.

         Chapter 92A of the Nevada Revised Statutes sets forth the required procedure a stockholder requesting dissenters' rights must follow. Making sure that you actually perfect your dissenters' rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause a termination of your dissenters' rights. We are providing you with only a summary of your rights and the procedures. The following information is qualified in its entirety by the provisions of Chapter 92A of the Nevada Revised Statutes, which are attached to this Information Statement as Annex C. Parent, OEI and Texoil will not give you notice other than what is described in this Information Statement and as required by the Nevada Revised Statutes.

NEVADA DISSENTERS' RIGHTS PROCEDURES

         Under the Nevada Revised Statutes, if a merger is authorized by a written consent of the stockholders, the corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and shall send them no later than 10 days after the effectuation of the corporate action a dissenters' notice that must:

         o state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

         o supply a form for demanding payment that includes the date of the first announcement to news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         o set a date by which the Surviving Corporation must receive the demand for payment, which may be not less than 30 nor more than 60 days after the notice is delivered; and

         o        be accompanied by a copy of NRS 92A.300 to 92A.500.

Following receipt of such notice, if you wish to exercise your dissenters' rights you must:

         o        demand payment;

         o certify whether you acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice for this certification; and

         o deposit your certificates, if any, in accordance with the terms of the notice.

         If you do not demand payment or deposit your certificates where required, each by the date set forth in the dissenters' notice, you will not be entitled to payment for your shares. Within 30 days after receipt of a demand for payment the Surviving Corporation shall pay each dissenter who complied with the above requirements the amount the Surviving Corporation estimates to be the fair value of his or her shares, plus accrued interest.

         The payment must be accompanied by:

         o Texoil's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

         o a statement of Texoil's estimate of the fair value of the shares;

         o        an explanation of how the interest was calculated;

         o a statement of the dissenters' rights to demand payment under NRS 92A.480; and

         o        a copy of NRS 92A.300 to 92A.500.

         The Surviving Corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date specified in the dissenters' notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action. To the extent the Surviving Corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The Surviving Corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

         A dissenter may notify the Surviving Corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid or offered is less than the fair value of his shares or that the interest due is incorrectly calculated. Failure to demand payment in writing within 30 days after the Surviving Corporation has made or offered payment for his shares constitutes a waiver of a dissenters' right to demand payment.

         If a demand for payment remains unsettled, the Surviving Corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the Surviving Corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         The Surviving Corporation shall commence the proceeding in the district court of Washoe County, the county where its registered office is located. The Surviving Corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Each dissenter who is made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the Surviving Corporation, or (b) for the fair value, plus accrued interest, of his after-acquired shares for which the Surviving Corporation elected to withhold payment pursuant to NRS 92A.470.

         The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the Surviving Corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenter acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, against the Surviving Corporation and in favor of all dissenters if the court finds the Surviving Corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive, or against either the Surviving Corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Surviving Corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

         In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the Surviving Corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

         A dissenting stockholder may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

                          INFORMATION CONCERNING TEXOIL

TEXOIL

         Texoil is a Nevada corporation with its principal executive offices located at 110 Cypress Station Drive, Suite 220, Houston, Texas. Texoil is an independent oil and gas company engaged in the acquisition of oil and gas reserves through a program that includes purchases of reserves, reengineering, development and exploration activities currently focused in Texas and Louisiana.

         Texoil is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to Texoil's business, financial condition and other matters. Texoil is required to disclose in such proxy statements certain information, as of particular dates, concerning Texoil's directors and officers, their remuneration, stock options granted to them, the principal holders of Texoil's securities and any material interests of such persons in transactions with Texoil. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of Nasdaq, 1735 K Street, N.W., Washington D.C. 20006. Nothing contained in any website is incorporated by reference herein.

GENERAL

         The Texoil Board is currently comprised of nine members, six of whom serve as Class A directors and three of whom serve as Class B directors. Pursuant to Texoil's Amended and Restated Certificate of Incorporation, Class A directors are elected for staggered three year terms, and Class B directors are elected annually. All directors of Texoil hold office until the election and qualification of their successors.

DESIGNEES

         Pursuant to the Merger Agreement, promptly upon the acceptance for payment of, and payment OEI in accordance with the Offer for Shares representing not less than a majority of the outstanding Shares pursuant to the Offer, OEI was entitled to designate to the Texoil Board (1) such number of Class A directors, rounded up to the next whole number, as is equal to the product of the total number of Class A directors on the Texoil Board multiplied by the percentage that the aggregate number of shares of Common Shares and Preferred Shares beneficially owned by Parent or its affiliates bears to the total number of shares of Common Shares and Preferred Shares then outstanding (calculated on an as converted basis), and (2) such number of Class B directors, rounded up to the next whole number, as is equal to the product of the total number of Class B directors multiplied by the percentage that the aggregate number of shares of Preferred Shares beneficially owned by Parent or its affiliates bears to the total number of shares of Preferred Shares then outstanding; provided, however, that until the effective time of the Merger, the Board shall have at least two members who were directors of Texoil on the date of the Merger Agreement and not employees of Texoil (the "Independent Directors).

         On February __, 2001, T.W. Hoehn, III, Robert E. LaJoie, Thomas Reiser, Michael A. Vlasic, S. Wil VanLoh, Jr., Toby R. Neugebauer and Jeffery A. Jones resigned from the Board on that date and James T. Hackett, William L. Transier, Robert K. Reeves, John D. Schiller, Jr., William S. Flores, Jr., Scott A. Griffiths and Stephen A. Thorington were appointed to serve as directors of the Company until their successors are duly qualified and appointed or elected. Frank A. Lodzinski and Jerry M. Crews have remained on the Texoil Board pursuant to the Merger Agreement to ensure compliance with applicable provisions of the Merger Agreement.

DIRECTORS AND OFFICERS OF TEXOIL

         Set forth below, for each director and officer of Texoil, is information regarding their age as of February __, 2001, position(s) with Texoil, the period they have served as an officer or director, any family relationship with any other director or executive officer of Texoil, the directorships currently held by them in corporations whose shares are publicly registered and their principal occupations and employment during the past five years.

NAME                                                         AGE     POSITION WITH THE COMPANY
----                                                         ---     -------------------------
James T. Hackett....................................          47     Chairman of the Board, Director, President and
                                                                     Chief Executive Officer

William L. Transier.................................          46     Executive Vice President, Chief Financial
                                                                     Officer and Director

Robert K. Reeves....................................          43     Executive Vice President, General Counsel,
                                                                     Secretary and Director

John D. Schiller, Jr. ..............................          41     Executive Vice President--Operations and Director

William S. Flores, Jr. .............................          44     Director

Scott A. Griffiths..................................          47     Director

Stephen A. Thorington...............................          46     Director

Frank A. Lodzinski..................................          51     Director

Jerry M. Crews......................................          50     Director

         JAMES T. HACKETT (age 47), has been the Chairman of the Board, President and Chief Executive Officer of Texoil since February 2001. Mr. Hackett has been a Director of Parent since 1998, President and Chief Executive Officer of Parent since March 1999 and Chairman of the Board of Directors of Parent since January 2000. Mr. Hackett is also a Director of New Jersey Resources Corporation, Kaiser Aluminum Corp. and Temple-Inland Corp. Mr. Hackett was President and Chief Executive Officer of Parent's predecessor from September 1998 and Chairman of the Board of Parent's predecessor from January 1999 to March 1999. He was also Group President of Duke Energy's unregulated operations and Executive Vice President of Panenergy from January 1996 to September 1998. Prior to joining Duke Energy, he was Senior Vice President of NGC Corporation (formerly Natural Gas Clearinghouse) and President of NGC's gathering, processing and liquids marketing division. He became Executive Vice President, partner and a member of the management committee of Natural Gas Clearinghouse in 1993.

         WILLIAM L. TRANSIER (age 46), has been the Executive Vice President, Chief Financial Officer and Director of Texoil since February 2001. Mr. Transier is also a director of Cal Dive International, Inc. and Metals USA, Inc. Mr. Transier has also been the Executive Vice President and Chief Financial Officer of Parent since March 1999. He previously served as the Executive

Vice President and Chief Financial Officer of Parent's predecessor from September 1998 to March 1999, and was Senior Vice President and Chief Financial Officer of Parent's predecessor from May 1996 to September 1998. For the previous 20 years, he held a variety of positions at KPMG LLP including partner from July 1986 until April 1996.

         ROBERT K. REEVES (age 43), has been the Executive Vice President, General Counsel, Secretary and Director of Texoil since February 2001. Mr. Reeves has also served as the Executive Vice President, General Counsel and Secretary of Parent since March 1999, and served as Executive Vice President, General Counsel and Secretary of Parent's predecessor from June 1997 to March 1999. Mr. Reeves was Senior Vice President, General Counsel and Secretary of Parent's predecessor from May 1994 to June 1997.

         JOHN D. SCHILLER, JR. (age 41), has been the Executive Vice President, Operations and Director of Texoil since February 2001. He has also been the Executive Vice President, Operations of Parent since March 2000. Mr. Schiller served as Senior Vice President, North America Onshore and International Operations from March 1999 to March 2000, and served as Senior Vice President, Operations of Parent's predecessor from September 1998 to March 1999. Mr. Schiller was Production Manager - Gulf Coast Division of Burlington Resources from October 1997 to August 1998, and Engineering Manager - Offshore Division of Burlington Resources from April 1994 to September 1997.

         WILLIAM S. FLORES (age 44), has been a Director of Texoil since February 2001. He has been the Senior Vice President, Drilling of Parent since March 1999, Vice President, Drilling of Parent's predecessor from March 1998 to Mach 1999, and Vice President, Operations of Parent's predecessor from August 1993 to March 1998.

         SCOTT A. GRIFFITHS (age 47), has been a Director of Texoil since February 2001. He has been the Senior Vice President of International Exploration of Parent since March 1999. Mr. Griffiths served as Senior Vice President Domestic Exploration of Parent from September 1998 to March 1999; Vice President Domestic Exploration of Parent from May 1997 to September 1998; Vice President of Domestic Exploration of Parent from October 1996 to May 1997; and Vice President of Exploration of Global Natural Resources from 1992 to October 1996.

         STEPHEN A. THORINGTON (age 46), has been a Director of Texoil since February 2001. He has been the Senior Vice President, Finance, Treasury and Corporate Development of Parent since March 1999, and Vice President, Finance and Treasurer of Parent from May 1996 to March 1999. Mr. Thorington served as Managing Director of Chase Securities Inc. from April 1994 to May 1996.

         FRANK A. LODZINSKI (age 51), has been a Director of the Company since December 31, 1997. He served as Chairman of the Board, President and Chief Executive Officer of the Company from December 31, 1997 until his resignation on February __, 2001. He has been President and a Director of Cliffwood since he founded the predecessor entity and commenced operations in 1996. From 1992 to 1995 he served as President and a Director of Hampton Resources Corporation, a public corporation which he co-founded. From 1995, when Hampton was sold to Bellwether Exploration Company, to 1996, he was self-employed and was a consultant to Bellwether Exploration Company. From 1984 to 1992, Mr. Lodzinski was engaged in the oil and natural gas business through Energy Resource Associates, Inc., a closely held Texas corporation which he owned and controlled. Prior to 1984, he was employed in public accounting with Arthur Andersen LLP and in various capacities with independent oil and gas companies. He is a Certified Public Accountant and holds a BSBA degree from Wayne State University.

         JERRY M. CREWS (age 50), has been a Director of Texoil since December 31, 1997. He was Executive Vice President and Secretary of Texoil from December 31, 1997 until his resignation on

February __, 2001. He has also been an Officer and Director of Cliffwood since 1996. For the preceding 12 years he was an Officer of Citation Oil & Gas Corp. and was responsible for all production operations. His experience includes acquisitions, drilling and development operations in most of the producing basins of the United States. Prior experience was with Conoco and Lear Petroleum. He is a registered Professional Engineer in the state of Texas and holds a B.S. in Petroleum Engineering from Texas A&M University.

      OWNERSHIP OF SHARES BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information, as of February [___], 2001, regarding the beneficial ownership of Texoil common stock by each director of Texoil, by each of the five most highly compensated executive officers of Texoil (as required by Commission rules) and by all directors and executive officers of Texoil as a group. Certain of these individuals own options to acquire additional Common Shares, as described under "Certain Potential Conflicts of Interest." These officers and directors have agreed, as required by the Merger Agreement, that such options shall at the consummation of the Offer be converted into the obligation of Texoil to pay such holders the Company Option Payments, and that the Company Option Payments are the sole payments that will be made with respect to or in relation to such options. Otherwise, except as noted, the persons named in the table below do not own, beneficially or of record, any other securities of Texoil or its subsidiaries and have sole voting and investment power over all securities for which they are shown as beneficial owner. As of the date of this Information Statement, OEI owns 2,991,465 Preferred Shares representing 100% of Texoil's issued and outstanding Preferred Shares.

                           NAME OF BENEFICIAL OWNER                            COMMON SHARES
                         (ADDRESS INDICATED IF NOT A                            BENEFICIALLY      PERCENT OF
                           DIRECTOR OR AN OFFICER)                                  OWNED            CLASS
                         ---------------------------                           -------------      ----------
               OEI Acquisition Corp.
               c/o Ocean Energy, Inc.
               1001 Fannin Street
               Suite 1600
               Houston, Texas 77002........................................      [_________](1)        [___]%
               James T. Hackett, Director, Chairman of
               the Board, President and Chief Executive Officer............               0                0%
               William L. Transier, Director, Executive Vice
               President and Chief Financial Officer.......................               0                0%
               Robert K. Reeves, Director, Executive Vice
               President, General Counsel and Secretary....................               0                0%
               John D. Schiller, Jr., Director and Executive
               Vice President--Operations..................................               0                0%
               William S. Flores, Jr., Director............................               0                0%
               Scott A. Griffiths, Director................................               0                0%
               Stephen A. Thorington, Director.............................               0                0%
               Frank A. Lodzinski, Director................................               0                0%
               Jerry M. Crews, Director....................................               0                0%
               All Directors and Executive Officers
                as a group (9 persons).....................................               0                0%

----------
(1) OEI Acquisition Corp. is a direct wholly owned subsidiary of Ocean Energy, Inc. Excludes Common Shares issuable upon conversion of Preferred Shares.

                      INFORMATION CONCERNING PARENT AND OEI

         OEI is a Nevada corporation that was formed as an acquisition vehicle in connection with the Merger and the other transactions contemplated by the Merger Agreement and OEI will be merged with and into Texoil pursuant to the Merger. OEI is a wholly-owned subsidiary of Parent.

         Parent is an independent energy company engaged in the exploration, development, production and acquisition of crude oil and natural gas. North American operations are focused in the shelf and deepwater areas of the Gulf of Mexico, the Permian Basin, Mid-continent and Rocky Mountain regions. Internationally, Parent holds a leading position among U.S. independents in West Africa with oil and gas activities in Equatorial Guinea, Cote d'Ivoire and Angola. Parent also conducts operations in the republics of Egypt, Tatarstan, Pakistan and Indonesia.

FINANCING THE MERGER

         There are no financing conditions to the Merger. Parent made an intercompany loan to OEI in an amount sufficient to purchase all of the Common Shares and Preferred Shares of Texoil that were tendered in the Offer and that will be converted and paid for in the Merger. Parent has obtained such funds from borrowings under its $500 million Revolving Credit Agreement (the "Credit Facility"), dated as of March 30, 1999, among Parent, Chase Bank of Texas, National Association, The Chase Manhattan Bank, Bank of America National Trust and Savings Association, Bank One Texas, N. A., Societe Generale, Southwest Agency, the Bank of Montreal, and the other Banks signatory thereto. The Credit Facility, which is unsecured, has a five-year term and bears interest, at Parent's option, at a competitive bid or LIBOR or prime rates plus applicable margins ranging from zero to 1.7% or at a competitive bid. Parent expects to use funds generated from its operations to repay its borrowings under the Credit Facility.

                       WHERE YOU CAN FIND MORE INFORMATION

         Texoil files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Texoil files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Texoil's Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED FEBRUARY [__], 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER



                                      AMONG

                               OCEAN ENERGY, INC.,

                             OEI ACQUISITION CORP.,

                                       AND

                                  TEXOIL, INC.


                          DATED AS OF JANUARY 18, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I. DEFINITIONS..........................................................................................A-2

   SECTION 1.01.           CERTAIN DEFINED TERMS................................................................A-2

ARTICLE II. THE OFFER..........................................................................................A-12

   SECTION 2.01.           THE OFFER...........................................................................A-12
   SECTION 2.02.           COMPANY ACTIONS.....................................................................A-14
   SECTION 2.03.           DIRECTORS...........................................................................A-15

ARTICLE III. THE MERGER........................................................................................A-17

   SECTION 3.01.           THE MERGER..........................................................................A-17
   SECTION 3.02.           EFFECTIVE TIME; CLOSING.............................................................A-17
   SECTION 3.03.           EFFECT OF THE MERGER................................................................A-17
   SECTION 3.04.           ARTICLES OF INCORPORATION; BYLAWS...................................................A-17
   SECTION 3.05.           DIRECTORS AND OFFICERS..............................................................A-18
   SECTION 3.06.           EFFECT ON CAPITAL STOCK.............................................................A-18
   SECTION 3.07.           EXCHANGE OF COMPANY CERTIFICATES....................................................A-19
   SECTION 3.08.           STOCK OPTIONS AND WARRANTS..........................................................A-21
   SECTION 3.09.           SUBSEQUENT ACTIONS..................................................................A-22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................A-23

   SECTION 4.01.           ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANY............................A-23
   SECTION 4.02.           CAPITAL STOCK OF THE COMPANY; OWNERSHIP OF THE SHARES...............................A-23
   SECTION 4.03.           COMPANY SUBSIDIARIES................................................................A-24
   SECTION 4.04.           CORPORATE BOOKS AND RECORDS.........................................................A-25
   SECTION 4.05.           NO CONFLICT.........................................................................A-25
   SECTION 4.06.           GOVERNMENTAL CONSENTS AND APPROVALS.................................................A-26
   SECTION 4.07.           SEC REPORTS, FINANCIAL INFORMATION, BOOKS AND RECORDS...............................A-26
   SECTION 4.08.           NO UNDISCLOSED LIABILITIES..........................................................A-27
   SECTION 4.09.           ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS...................................A-27
   SECTION 4.10.           LITIGATION..........................................................................A-27
   SECTION 4.11.           COMPLIANCE WITH LAWS................................................................A-28
   SECTION 4.12.           MATERIAL CONTRACTS..................................................................A-28
   SECTION 4.13.           TITLE TO PROPERTY...................................................................A-29
   SECTION 4.14.           INTELLECTUAL PROPERTY...............................................................A-31
   SECTION 4.15.           EMPLOYEE BENEFIT MATTERS............................................................A-31
   SECTION 4.16.           ENVIRONMENTAL MATTERS...............................................................A-35
   SECTION 4.17.           HEDGING.............................................................................A-36
   SECTION 4.18.           TAXES...............................................................................A-36
   SECTION 4.19.           INSURANCE...........................................................................A-38
   SECTION 4.20.           BROKERS.............................................................................A-38
   SECTION 4.21.           PRODUCTION AND PIPELINE IMBALANCES..................................................A-39
   SECTION 4.22.           OIL AND GAS OPERATIONS..............................................................A-39
   SECTION 4.23.           WELLS AND EQUIPMENT.................................................................A-39
   SECTION 4.24.           PROXY STATEMENT.....................................................................A-40
   SECTION 4.25.           GAS IMBALANCES; PREFERENTIAL RIGHTS.................................................A-40
   SECTION 4.26.           REQUIRED STOCKHOLDER VOTE OR CONSENT................................................A-41
   SECTION 4.27.           FAIRNESS OPINION....................................................................A-41
   SECTION 4.28.           TAKEOVER RESTRICTIONS...............................................................A-41
   SECTION 4.29.           INDEMNIFICATION OBLIGATIONS.........................................................A-41
   SECTION 4.30.           BANKRUPTCY..........................................................................A-42

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..............................................A-42

   SECTION 5.01.           ORGANIZATION AND AUTHORITY OF PARENT AND PURCHASER..................................A-42
   SECTION 5.02.           NO CONFLICT.........................................................................A-42
   SECTION 5.03.           GOVERNMENTAL CONSENTS AND APPROVALS.................................................A-43
   SECTION 5.04.           OFFER DOCUMENTS; PROXY STATEMENT....................................................A-43
   SECTION 5.05.           BROKERS.............................................................................A-43
   SECTION 5.06.           FINANCING ARRANGEMENTS..............................................................A-44

ARTICLE VI. ADDITIONAL AGREEMENTS..............................................................................A-44

   SECTION 6.01.           CONDUCT OF BUSINESS PRIOR TO THE CLOSING............................................A-44
   SECTION 6.02.           ACCESS TO INFORMATION...............................................................A-47
   SECTION 6.03.           CONFIDENTIALITY.....................................................................A-47
   SECTION 6.04.           STOCKHOLDER ACTION..................................................................A-47
   SECTION 6.05.           PREPARATION OF THE PROXY STATEMENT..................................................A-48
   SECTION 6.06.           REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND CONSENTS...........................A-48
   SECTION 6.07.           NOTICE OF CERTAIN MATTERS...........................................................A-49
   SECTION 6.08.           NO SOLICITATION OF TRANSACTION......................................................A-49
   SECTION 6.09.           EXPENSES............................................................................A-50
   SECTION 6.10.           DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE..............................A-50
   SECTION 6.11.           COOPERATION AND FILINGS.............................................................A-51
   SECTION 6.12.           PUBLICITY...........................................................................A-51
   SECTION 6.13.           ADDITIONAL ACTIONS..................................................................A-52
   SECTION 6.14.           CONSENTS............................................................................A-52
   SECTION 6.15.           STOCKHOLDER LITIGATION..............................................................A-52
   SECTION 6.16.           AMENDMENT TO BYLAWS.................................................................A-52

ARTICLE VII. CONDITIONS TO CLOSING.............................................................................A-52

   SECTION 7.01.           CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.........................................A-52

ARTICLE VIII. TERMINATION AND WAIVER...........................................................................A-53

   SECTION 8.01.           TERMINATION.........................................................................A-53
   SECTION 8.02.           EFFECT OF TERMINATION...............................................................A-54

ARTICLE IX. GENERAL PROVISIONS.................................................................................A-55

   SECTION 9.01.           SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...............................A-55
   SECTION 9.02.           NOTICES.............................................................................A-55
   SECTION 9.03.           ENTIRE AGREEMENT....................................................................A-57
   SECTION 9.04.           HEADINGS............................................................................A-57
   SECTION 9.05.           SEPARABILITY........................................................................A-57
   SECTION 9.06.           ASSIGNMENT..........................................................................A-57
   SECTION 9.07.           AMENDMENT...........................................................................A-57
   SECTION 9.08.           GOVERNING LAW; FORUM................................................................A-57
   SECTION 9.09.           COUNTERPARTS........................................................................A-57
   SECTION 9.10.           SPECIFIC PERFORMANCE................................................................A-58
   SECTION 9.11.           WAIVER OF JURY TRIAL................................................................A-58
   SECTION 9.12.           ATTORNEY'S FEES.....................................................................A-58
   SECTION 9.13.           EXTENSIONS, WAIVERS, ETC............................................................A-58

Annex I  Conditions to the Offer

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of January 18, 2001, among Ocean Energy, Inc., a Texas corporation ("PARENT"), OEI Acquisition Corp., a Nevada corporation and a direct, wholly owned subsidiary of Parent ("PURCHASER"), and Texoil, Inc., a Nevada corporation (the "COMPANY").


                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the acquisition of the Company by Parent and Purchaser upon the terms and subject to the conditions set forth herein;

         WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the "OFFER") to purchase (i) all of the outstanding shares (the "COMMON SHARES") of the Company's common stock, par value $0.01 per share ("COMPANY COMMON STOCK"), at a price per Common Share of $8.25 (such price or such higher price as may be paid for Common Shares in the Offer, the "OFFER PRICE") net to the seller in cash and (ii) all of the outstanding shares (the "PREFERRED SHARES") of the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"), at a price per Preferred Share of $18.04 (such price or such higher price as may be paid for Preferred Shares in the Offer, the "PREFERRED OFFER PRICE") net to the seller in cash;

         WHEREAS, the Board of Directors of the Company has (i) approved the Offer and (ii) approved and adopted this Agreement, declared its advisability and is recommending that the Company's stockholders accept the Offer, tender their Shares to Purchaser and approve the Merger (hereinafter defined) and adopt this Agreement;

         WHEREAS, the respective Boards of Directors of Purchaser and the Company, and Parent as sole stockholder of Purchaser, have approved and adopted the merger of Purchaser with and into the Company, as set forth below (the "MERGER"), in accordance with the Nevada Revised Statutes (the "NRS") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company has approved the terms of and transactions contemplated by the (i) Tender Agreement (the "TENDER AGREEMENT") to be executed and delivered by Parent, Purchaser and the stockholders of the Company named therein and (ii) Tender and Voting Agreement (the "TENDER AND VOTING Agreement") to be executed and delivered by Parent, Purchaser and the stockholders of the Company named therein;

         WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger, and

         WHEREAS, there are no prior agreements, arrangements or understandings with respect to the subject matter hereof or the Tender Agreement or the Tender and Voting Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving the Company or any Company Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

         "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "AGREEMENT" or "THIS AGREEMENT" means this Agreement, dated as of January 18, 2001, among the Company, Parent and Purchaser (including the Exhibits hereto and the Disclosure Letter) and all amendments hereto made in accordance with the provisions of Section 9.07.

         "ALLOCATED VALUE SCHEDULE" means Schedule A attached to the Disclosure Letter.

         "ARTICLES OF MERGER" has the meaning specified in Section 3.02(b).

         "AUDIT" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

         "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(ii) is (or was within the six-year period ending on the Closing Date) entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate, and (iii) covers any current or former employee, director, or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

         "CLASS B COMPANY COMMON STOCK" has the meaning specified in Section
4.02.

         "CLOSING" has the meaning specified in Section 3.02(a).

         "CLOSING DATE" has the meaning specified in Section 3.02(a).

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Regulations promulgated thereunder.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

         "COMMON SHARES" has the meaning specified in the recitals to this Agreement.

         "COMPANY" has the meaning specified in the recitals to this Agreement.

         "COMPANY CERTIFICATES" has the meaning specified in Section 3.07(b).

         "COMPANY COMMON STOCK" has the meaning specified in the recitals to this Agreement.

         "COMPANY OPTION" has the meaning specified in Section 3.08(a).

         "COMPANY OPTION PAYMENTS" has the meaning specified in Section 3.08(a).

         "COMPANY OPTION PLANS" has the meaning specified in Section 3.08(a).

         "COMPANY PREFERRED STOCK" has the meaning specified in the recitals to this Agreement.

         "COMPANY SEC REPORTS" has the meaning specified in Section 4.07(a).

         "COMPANY STOCKHOLDERS' APPROVAL" has the meaning specified in Section 4.26.

         "COMPANY STOCKHOLDERS' MEETING" has the meaning specified in Section 6.04.

         "COMPANY SUBSIDIARY" means any and all corporations, partnerships, joint ventures, associations, limited liability companies and other entities controlled by the Company, directly or indirectly through one or more intermediaries.

         "COMPANY WARRANT" has the meaning specified in Section 3.08(b).

         "COMPANY WARRANT PAYMENTS" has the meaning specified in Section
3.08(b).

         "CONFIDENTIALITY AGREEMENTS" has the meaning specified in Section 6.03.

         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "COURT" shall mean any court, tribunal, or other judicial or arbitral panel of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof.

         "DAIN RAUSCHER" means Dain Rauscher Wessels, a division of Dain Rauscher Incorporated.

         "DEBT RELIEF ACTIONS" has the meaning specified in Section 4.30.

         "DEFENSIBLE TITLE" has the meanings specified in Section 4.13(b).

         "DISCLOSURE LETTER" means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

         "D&O INSURANCE" has the meaning specified in Section 6.10(b).

         "DISSENTING SHARES" has the meaning specified in Section 3.06(e).

         "EASEMENTS" means all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar assets, rights and interests in any way appertaining, belonging, affixed, incidental or applicable to, or used in connection with, the ownership of the Leases, the Wells, Fee Mineral Interests or Other Real Property or the Operations of the Company or any Company Subsidiary, including, without limitation, those described in Section 4.13(c) of the Disclosure Letter.

         "EFFECTIVE TIME" has the meaning specified in Section 3.02(b).

         "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL LAWS" means any Law in effect on the date of this Agreement relating to pollution or protection of the environment, health, safety or natural resources, including, but not limited to, Laws pertaining to the use, handling, transportation, storage, disposal, release or discharge of Hazardous Materials.

         "EQUIPMENT" means all equipment, fixtures, physical facilities, tank batteries, surface and subsurface machinery, inventory, spare parts, supplies, tools, and other tangible personal property owned or leased by the Company or any Company Subsidiary and other personal property of any kind on or associated with the Operations of the Company or any Company Subsidiary on the date hereof, including, without limitation, casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, derricks, platforms, separators, compressors, gun barrels, gathering lines, pipelines, flow lines, tanks, wellheads, production units, platforms, related plants, valves, meters, heaters, dehydrators, and communications systems and equipment, which are located on or connected with the Leases, the Easements or the Operations of the Company or any Company Subsidiary.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the Regulations promulgated thereunder.

         "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXPENSE FEE" has the meaning specified in Section 8.02(b).

         "EXPENSES" has the meaning specified in Section 6.09(b).

         "EXPIRATION DATE" has the meaning specified in Section 2.01(b).

         "FEE MINERAL INTERESTS" means all of the record and beneficial right, title and interest of the Company and any Company Subsidiary in and to the oil, gas and other minerals in and under the land described in Section 4.13(d) of the Disclosure Letter.

         "FINANCIAL STATEMENTS" has the meaning specified in Section 4.07(b).

         "GOVERNMENTAL AUTHORITY" means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HAZARDOUS MATERIALS" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (ii) other chemicals, materials or substances defined or regulated as toxic or hazardous or as pollutants, contaminants or waste under any applicable Environmental Law.

         "HYDROCARBONS" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including, without limitation, coalbed methane and gas and CO(2), and all other minerals of every kind and character which may be covered by or included in the Property, except Fee Mineral Interests, with respect to which "HYDROCARBONS" means all of the foregoing subject to the terms of any Lease existing at the Effective Time.

         "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables), (c) all obligations of such Person evidenced by notes, bonds, debentures, repurchase and reverse repurchase agreements or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement, in the event of default, are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed by such Person.

         "INDEMNIFICATION OBLIGATIONS" has the meaning set forth in Section
4.29.

         "INDEMNIFIED PARTIES" has the meaning set forth in Section 6.10(a).

         "INDEPENDENT DIRECTORS" has the meaning set forth in Section 2.03(a).

         "INTELLECTUAL PROPERTY" has the meaning specified in Section 4.14.

         "INTERIM FINANCIAL STATEMENTS" has the meaning specified in Section 4.07(b).

         "IRS" means the Internal Revenue Service of the United States.

         "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is currently serving as an officer of such Person or a subsidiary of such Person (or in each case any similar capacity), has, or at any time had, Knowledge of such fact or other matter.

         "LAWS" shall mean all laws, statutes, ordinances, rulings and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

         "LEASES" means the fee mineral interests other than Fee Mineral Interests as that term is defined herein, oil, gas and mineral leasehold interests and other leasehold interests, subleases, mineral servitudes, licenses, concessions, working interests, farm-out or farm-in rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other rights and interests described or referred to in Section 4.13(b) of the Disclosure Letter (other than Permitted Encumbrances), including, without limitation, all right, title, and interest of the Company and any Company Subsidiary in all pooled or unitized areas in which the Leases are included, to the extent that such rights and interests arise from and are associated with the Leases or Wells, and all right, title and interest owned by the Company and any Company Subsidiary in, under or derived from all or any presently existing unitization, pooling, operating, communitization or other agreements, whether voluntary or involuntary, or formed under orders, regulations, rules or declaration or other official acts of any governmental or regulatory authority.

         "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order, and those arising under any contract or agreement.

         "LOSS" means any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' fees and expenses) actually suffered or incurred by a Person.

         "MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, that such term shall not include (i) changes in the market price and trading volume of the Company's securities or (ii) effects that are not applicable primarily to the Company resulting from market conditions generally in the oil and gas industry (including without limitation changes in commodities prices).

         "MATERIAL CONTRACTS" has the meaning specified in Section 4.12(a).

         "MATERIAL TITLE FAILURE" means Title Failures having a value in excess of Six Million dollars ($6,000,000.00).

         "MERGER" has the meaning specified in the recitals to this Agreement.

         "MINIMUM CONDITION" has the meaning specified in Annex I attached hereto.

         "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Sections 3(37) or 4001(a)(3) of ERISA, which (i) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (ii) covers or covered any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

         "NET REVENUE INTEREST" means an overall share of Hydrocarbons throughout the duration of the estate produced (including the proceeds attributable thereto) from or attributable to the Fee Mineral Interests, Leases and Wells, after deducting all lessors' royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced therefrom.

         "NRS" has the meaning specified in the recitals to this Agreement.

         "OFFER" has the meaning specified in the recitals to this Agreement.

         "OFFER DOCUMENTS" has the meaning specified in Section 2.01(a).

         "OFFER PRICE" has the meaning specified in the recitals to this Agreement.

         "OTHER REAL PROPERTY" means the real property described and identified in Section 4.13(e) of the Disclosure Letter.

         "OPERATIONS" means all Hydrocarbon exploration, development, production, treatment and marketing and all operations related thereto, including, without limitation, (a) the acquisition, purchase, sale, development, operation, maintenance or remediation and abandonment of oil, gas and mineral leases, lands and related interests, (b) the drilling, reworking, production, purchase, sale, gathering, transportation, storage, processing, treating, manufacture and disposal of, or for, Hydrocarbon, and associated by-products and wastes, and (c) the acquisition, construction, installation, maintenance or remediation and operation of related plants, platforms, pipelines, gathering lines, compressors, facilities, storage facilities and equipment.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PARENT" has the meaning specified in the recitals to this Agreement.

         "PARENT MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, or results of operations of Parent and Parent's subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Parent resulting from market conditions generally in the oil and gas industry (including without limitation changes in commodities prices).

         "PAYING AGENT" has the meaning specified in Section 3.07(a).

         "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (i) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (ii) which covers or covered any current or former employee, director, or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

         "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value or use of property subject thereto for its current and anticipated purposes; (e) lessor's royalties, overriding royalties, nonparticipating royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens, if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of the Company or the Company Subsidiary, as applicable, in any Property to an amount less than the Net Revenue Interest for such Property set forth on Section 4.13(b) of the Disclosure Letter; (f) easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements and rights-of-way on, over, or in respect of any Property which will not materially interfere with the value, operation or use of any of the affected Properties; (g) farmout and farmin agreements, participation agreements, joint operating agreements, division orders, pooling agreements, unitization orders or agreements, if the net cumulative effect thereof (A) do not operate to reduce the Net Revenue Interest of the Company or the Company Subsidiary, as applicable, in any Property to an amount less than the Net Revenue Interest for such Property set forth on Section 4.13(b) of the Disclosure Letter, or (B) do not obligate the Company or the Company Subsidiary to bear costs and expenses relating to the maintenance, development, and operation of any Properties in an amount greater than the Working Interest of the Company or Company Subsidiary, as applicable, for such Property as set forth on Section 4.13(b) of the Disclosure Letter (unless the actual Net Revenue Interest for such Property is greater than the Net Revenue Interest set forth on Section 4.13(b) of the Disclosure Letter in the same proportion as any increase in such Working Interest); (h) Hydrocarbon sales agreements entered into in the ordinary course of business and, with respect to those Hydrocarbon sales agreements that were entered into prior to the date of the Reserve Report, that do not adversely affect the assumptions made in the Reserve Report; (i) rights reserved to or vested in any Governmental Authority to control or regulate any Property in any manner, and (j) any defect, irregularity, deficiencies in title, or other matter that a reasonable and prudent operator, experienced and knowledgeable in the domestic oil and gas business, would not consider a material impairment of the Company's or the Company Subsidiary's title in such Property.

         "PERSON" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

         "PREFERRED OFFER PRICE" has the meaning specified in the recitals to this Agreement.

         "PREFERRED SHARE" has the meaning specified in the recitals to this Agreement.

         "PREFERRED STOCK PURCHASE AGREEMENT" means the Preferred Stock Purchase Agreement dated October 12, 1999 by and among the Company, Quantum Energy Partners, LP, EnCap Equity 1996 Limited Partnership, Energy Capital Investment Company PLC, V&C Energy Limited Partnership, Arthur L. Smith, Paul B. David, Thomas A. Reiser and Jerry M. Crews, as amended to the date hereof.

         "PROPERTY" or "PROPERTIES" mean the Leases, Wells, Easements, Equipment, Other Real Property and Fee Mineral Interests.

         "PROXY STATEMENT" has the meaning specified in Section 6.05.

         "PURCHASER" has the meaning specified in the recitals to this Agreement.

         "REFERENCE BALANCE SHEET" means the consolidated balance sheet of the Company, dated as of September 30, 2000, included in the Financial Statements.

         "REGULATION" shall mean any rule or regulation of any governmental authority having the effect of law.

         "REPRESENTATIVES" has the meaning specified in Section 6.02.

         "RESERVE REPORT" means the oil and gas reserve report for the Company prepared by the Company and reviewed by W.D. Von Gonten & Co. as of January 1, 2000.

         "SCHEDULE TO" has the meaning specified in Section 2.01(a).

         "SCHEDULE 14D-9" has the meaning specified in Section 2.02(a).

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHARES" refers collectively to the shares of Company Common Stock and shares of Company Preferred Stock.

         "SUPERIOR PROPOSAL" has the meaning specified in Section 8.01(f).

         "SURVIVING CORPORATION" has the meaning specified in Section 3.01.

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "TAX AUTHORITY" means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of Taxes.

         "TENDER AGREEMENT" has the meaning specified in the recitals to this Agreement.

         "TENDER AND VOTING AGREEMENT" has the meaning specified in the recitals to this Agreement.

         "TENDER OFFER CONDITIONS" has the meaning specified in Section 2.01(a).

         "TERMINATION DATE" has the meaning specified in Section 8.01(b).

         "TERMINATION FEE" has the meaning specified in Section 8.02(b).

         "THIRD PARTY PROVISIONS" has the meaning specified in Section 9.06.

         "TITLE FAILURE" means the occurrence or existence of any of the following conditions: (a) the Company does not have Defensible Title to a Lease or Well; (b) any royalties, rentals, pugh clause payments, shut-in gas payments and other payments due with respect to a Lease have not been properly and timely paid by or on behalf of the Company, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of the Company's rights in such Lease; (c) the Company is in default under the material terms of any Leases, farm-out agreements or other contracts or agreements respecting a Lease or Well which could (A) prevent the Company from receiving the proceeds of production attributable to its interest therein, or (B) result in cancellation of the Company's interest therein; or (d) the Company is not receiving on a current basis the proceeds of production attributable to its Net Revenue Interest, or if so, is required to post a bond or provide indemnity to receive such payments. The value of any Title Failure shall be determined as follows:

         (1) If the Title Failure results from the failure to have Defensible Title, the value of the Title Failure shall equal the difference between the Allocated Value for the affected Lease or Well and the Adjusted Allocated Value. For purposes hereof, the Adjusted Allocated Value for a Lease or Well means the product obtained by multiplying (x) the Allocated Value for such Lease or Well, times (y) one (1) minus the Adjustment Ratio. For purposes hereof, the Adjustment Ratio with respect to a Lease or Well means the ratio of: (i) the actual Net Revenue Interest and/or Working Interest, as applicable, to which the Company has Defensible Title, to (ii) the Net Revenue Interest and/or Working Interest, as applicable, set forth for such Lease or Well in the Allocated Value Schedule.

         (2) If the Title Failure results from a lien, encumbrance or other charge that is uncontested and liquidated in amount, then the value of the Title Failure shall equal the lesser of the Allocated Value for the affected Lease or Well and the sum necessary to be paid to the obligee to remove the Title Failure.

         (3) If the Title Failure results from other than those described in (1) or (2) above, the value of the Title Failure shall equal an amount determined in good faith by Parent and Company, taking into account the Allocated Value of the affected Lease or Well, the legal effect of the Title Failure and the probable economic effect of the Title Failure over the life of such Lease or Well.

For purposes of the foregoing, the Allocated Value shall be the 10% discounted present value specified in the Allocated Value Schedule for the relevant Lease or Well.

         "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

         "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (i) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate and (ii) which covers or covered any current or former employee, director, or consultant of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

         "WELLS" means those oil, condensate or natural gas wells or wells producing any combination thereof (whether producing, not producing, abandoned or temporarily abandoned), water source wells, and water and other types of injection or disposal wells and systems located on the Leases, including, without limitation, the wells described and identified in Section 4.13(b) of the Disclosure Letter.

         "WINDROCK" means Windrock Capital, Ltd.

         "WORKING INTERESTS" means that share of all of the costs, expenses, burdens and obligations of any type or nature attributable to the Company's or the Company Subsidiaries throughout the duration of the estates, as applicable, interest in any Lease or Well.

                                  ARTICLE II.
                                   THE OFFER

         SECTION 2.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in Annex I hereto shall have occurred or be existing (and shall not have been waived by Purchaser), as promptly as practicable but in no event later than the fifth Business Day following the public announcement by Parent and the Company of the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all outstanding Common Shares at the Offer Price and all outstanding Preferred Shares at the Preferred Offer Price. Any Shares acquired pursuant to the Offer will include, by way of amplification and not limitation, all rights associated with such Shares, including but not limited to all cash and non-cash dividends, distributions, rights, other Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect thereof on or after the date of this Agreement (including, without limitation, with respect to the Preferred Shares, rights to dividends pursuant to Section 4.17 of the Preferred Stock Purchase Agreement). As promptly as practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letters of transmittal and other ancillary offer documents (collectively, together with all supplements and amendments thereto, being referred to as the "OFFER DOCUMENTS") and otherwise shall comply in all material respects with the Exchange Act. Purchaser shall disseminate to holders of Shares the Offer Documents to the extent required by law. The obligation of Purchaser to accept for payment and pay for any Shares tendered pursuant thereto will be subject only to the satisfaction of the conditions set forth in Annex I hereto (the "TENDER OFFER CONDITIONS"). The Offer Price and the Preferred Offer Price shall be net to the seller in cash, without interest, subject to reduction only for any applicable withholding taxes or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

         (b) Purchaser specifically reserves the right to waive any condition of the Offer, to increase the Offer Price and the Preferred Offer Price and to make any other changes in the terms and conditions of the Offer; provided that without the prior written consent of the Company, Purchaser shall not decrease the Offer Price or the Preferred Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of Shares or reduce the time period during which the Offer shall remain open. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the Tender Offer Conditions as of any Expiration Date, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer. Notwithstanding the foregoing, Purchaser shall be entitled to extend the Offer, without the consent of the Company if at the initial expiration of the Offer, which will be 12:00 midnight eastern standard time on the twentieth Business Day following commencement of the Offer (such date and time, as extended in accordance with the term hereof, the "EXPIRATION DATE"), or any extension thereof, any condition to the Offer is not satisfied or waived, and Purchaser agrees to extend the Offer from time to time until the Termination Date if at the then scheduled Expiration Date all of the Tender Offer Conditions have not been satisfied or waived as permitted by this Agreement; provided, however, that Purchaser shall not be required to extend the Offer as provided in this sentence unless, in Parent's reasonable judgment, (i) each such condition is reasonably capable of being satisfied; (ii) the Company is in material compliance with all of its covenants in this Agreement; and (iii) the failure of such condition to be satisfied shall not result from a breach by the Company of any of its covenants and agreements contained in this Agreement. Any extension of the Offer pursuant to this Section 2.01 shall not, without the written consent of the Company, exceed the number of days that Purchaser reasonably believes will be necessary so that the Tender Offer Conditions will be satisfied. In addition, Purchaser may, without the consent of the Company, extend any then scheduled Expiration Date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer or for any period required by applicable law. If the Minimum Condition (as defined in Annex I hereto) has been satisfied and all other conditions to the Offer have been satisfied or waived but fewer than 90% of the Shares have been validly tendered and not withdrawn as of any Expiration Date, Purchaser shall accept and purchase all of the Shares tendered in the initial offer period and may provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Exchange Act) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the SEC, which subsequent offering period shall not exceed 20 Business Days. In addition, the Offer Price and the Preferred Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. On or prior to the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer.

         (c) Parent and Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws. Parent and Purchaser will provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Purchaser receives from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any oral responses of Parent, Purchaser or their counsel.

         SECTION 2.02. Company Actions.

         (a) The Company shall file with the SEC and mail to the holders of Shares, on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") reflecting the recommendation of the Board of Directors of the Company that holders of Shares tender their Shares pursuant to the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held, has unanimously, by vote of the directors attending such meeting, (i) determined by vote of its directors present at the meeting at which this Agreement was approved that the transactions contemplated hereby, including each of the Offer, the Merger, the Tender Agreement and the Tender and Voting Agreement, are fair to and in the best interests of the Company and its stockholders,

(ii) approved the Offer and approved and adopted this Agreement and declared its advisability in accordance with the NRS, and (iii) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable law). The Company further represents that, prior to the execution hereof, Dain Rauscher has delivered to the Board of Directors of the Company its written opinion that the consideration to be received for the Shares pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company further represents and warrants that it has been authorized by Dain Rauscher to permit, subject to prior review and consent by Dain Rauscher (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors of the Company described in this Section 2.02(a).

         (b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities law. The Company will provide Parent, Purchaser and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and will provide Parent, Purchaser and their counsel with a copy of any written responses and telephonic notification of any oral responses of the Company or its counsel.

         (c) In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date and shall furnish Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders.

         SECTION 2.03. Directors.

         (a) Subject to compliance with applicable law, promptly upon the payment by Purchaser for the Shares pursuant to the Offer and from time to time thereafter (provided, however, that Purchaser shall not be entitled to designate any members to the Board of Directors of the Company without owning a majority of the Common Shares and a majority of the Preferred Shares), Purchaser shall be entitled to designate (i) such number of Class A directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of Class A directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates (calculated on an as converted basis) bears to the total number of Shares then outstanding (calculated on an as converted basis), and (ii) such number of Class B directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of Class B directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Preferred Shares beneficially owned by Parent or its Affiliates bears to the total number of Preferred Shares then outstanding, and the Company shall, upon request of Purchaser, promptly take all actions necessary to cause Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors, increasing the number of authorized directors or amending its bylaws; provided, however, that prior to the Effective Time, the Board of Directors of the Company shall have at least two members who are directors of the Company on the date hereof and are not employees of the Company (such members, the "INDEPENDENT DIRECTORS"), provided, however, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall be neither an employee of the Company nor an Affiliate of Parent and such person shall be deemed to be an Independent Director for purposes of this Agreement. Upon written request of Purchaser, the Company shall cause the designees of Purchaser to constitute the same percentage of representation as is on the Board of Directors of the Company after giving effect to this Section 2.03 on (i) each committee of the Board of Directors of the Company; (ii) the Board of Directors of each Company Subsidiary; and (iii) each committee of each such board. The provisions of this Section 2.03 shall not limit any rights that Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         (b) The Company's obligations to appoint Purchaser's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.03 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors or timely provided the requisite information) such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 2.03. Parent and Purchaser will supply any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule to the Company.

         (c) Following the election or appointment of Parent's designees pursuant to this Section 2.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder adversely affecting the rights of the stockholders of the Company other than Purchaser and its Affiliates, will require the concurrence of the Independent Directors.

                                  ARTICLE III.
                                   THE MERGER

         SECTION 3.01. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the NRS, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION").

         SECTION 3.02. Effective Time; Closing.

         (a) The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on the second Business Day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1900 Pennzoil Place, South Tower, 711 Louisiana Street, Houston, Texas 77002, unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

         (b) On the Closing Date or as promptly as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in accordance with Section 92A.200 of the NRS, with the Nevada Secretary of State in such form as required by, and executed in accordance with the relevant provisions of the NRS (the "ARTICLES OF MERGER") (the time of such filing (or such later time as is specified in such Articles of Merger as agreed between Parent and the Company) being the "EFFECTIVE TIME").

         SECTION 3.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS (except as provided herein). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 3.04. Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Purchaser as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "OEI Resources, Inc."), in each case until duly amended in accordance with applicable law.

         SECTION 3.05. Directors and Officers.

         (a) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.

         (b) The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.

         SECTION 3.06. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Purchaser:

         (a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is owned by the Company or by any wholly-owned Subsidiary of the Company and each Share that is owned by Parent, Purchaser or any other wholly-owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Common Stock. Subject to Section 3.06(e), each issued and outstanding share of Company Common Stock (other than such shares to be canceled in accordance with Section 3.06(b)) shall be cancelled and terminated and shall represent solely the right to receive from the Surviving Corporation in cash, without interest, the Offer Price. As of the Effective Time, all such Shares shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Offer Price, without interest.

         (d) Conversion of Company Preferred Stock. Subject to Section 3.06(e), each issued and outstanding share of Company Preferred Stock (other than such shares to be canceled in accordance with Section 3.06(b)) shall be cancelled and terminated and shall represent solely the right to receive from the Surviving Corporation in cash, without interest, an amount equal to the Preferred Offer Price. As of the Effective Time, all such Shares shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Offer Price, without interest.

         (e) Shares of Dissenting Stockholders.


             (i) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by holders of Shares who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment of the fair market value of such Shares in accordance with Section 92A.420 of the NRS (collectively, the "DISSENTING SHARES") shall be cancelled and terminated and shall represent solely the right to receive payment from the Surviving Corporation of the fair market value of such Shares held by them in accordance with the provisions of the NRS, except that all Dissenting Shares held by holders of Shares who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the NRS shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Offer Price as provided in Section 3.06(c) or the Preferred Offer Price as provided in 3.06(d), as applicable, upon surrender in the manner provided in Section 3.07, of the certificate or certificates that formerly evidenced such Shares.

         (ii) The Company shall give to Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the NRS and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the NRS. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Shares exercising dissenters' rights shall be paid solely by the Surviving Corporation out of its own funds.

         SECTION 3.07. Exchange of Company Certificates.

         (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Sections 3.06(c) and 3.06(d). From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at times necessary for the prompt payment of the Offer Price as provided in
Section 3.06(c) and the Preferred Offer Price as provided in Section 3.06(d) upon surrender of certificates representing Shares as provided herein. All interest earned on such funds shall be paid to Parent.

         (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "COMPANY CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Offer Price as provided in Section 3.06(c) or the Preferred Offer Price as provided in
Section 3.06(d), as the case may be. Upon surrender of a Company Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Company Certificate shall have been converted pursuant to Sections 3.06(c) or 3.06(d), as the case may be, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.07, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Company Certificate shall have been converted pursuant to Sections 3.06(c) or 3.06(d), as the case may be. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

         (c) No Further Ownership Rights in Shares; Transfer Books. All cash paid upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Company Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

         (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Offer Price or the Preferred Offer Price, as applicable, payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Purchaser, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, the cash payment in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

         (e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Offer Price required pursuant to
Section 3.06(c) or the Preferred Offer Price required pursuant to Section 3.06(d), as applicable, in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities which are acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Offer Price or the Preferred Offer Price, as applicable, may reasonably require of the holder of such lost, stolen or destroyed Company Certificates.

         (f) Withholding Taxes. Parent and Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required under the Code, or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

         SECTION 3.08. Stock Options and Warrants.

         (a) Options.

         (i) Each outstanding and unexercised option to purchase shares of Company Common Stock ("COMPANY OPTION") pursuant to each stock option and incentive plan of or sponsored by the Company (the "COMPANY OPTION PLANS"), that is fully vested and exercisable as of the consummation of the Offer shall be converted into an obligation of the Company to pay, and a right of the holder thereof to receive in full satisfaction of such Option, cash in an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price thereof and (B) the number of shares of Company Common Stock subject to such Company Option (such payment to be net of withholding taxes) (the "COMPANY OPTION PAYMENTS"). The Company shall take all actions necessary to cause the Company's employees and directors to consent, to the extent required, to the transactions contemplated by this Section 3.08(a) no later than immediately prior to the time Purchaser accepts Shares for payment pursuant to the Offer. Except as may be otherwise agreed to by Parent or Purchaser and the Company, as of the Effective Time, (A) the Company Option Plans shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be deleted and (C) no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof. All Company Options outstanding as of the date of this Agreement, the price at which they are exercisable and the vesting schedule therefore are listed on
                  Section 3.08(a) of the Disclosure Letter. The Company and Parent agree that the

                  Company Option Payments are the sole payments that will be made with respect to or in relation to the Company Options.

         (ii) With respect to each Company Option granted pursuant to the terms of a Company Option Plan that is not vested and exercisable as of the consummation of the Offer, the Company or the Surviving Corporation, as applicable, shall make the payment of the amount determined pursuant to Section 3.08(a)(i) above at the time each such unvested Company Option would otherwise have become vested and exercisable subject to the satisfaction of the terms and conditions set forth in the applicable option award agreement and the Company Option Plan pursuant to which such Company Option was granted, or at such earlier date as may be determined by Parent in its sole and absolute discretion.

         (b) Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock, that is then outstanding and exercisable (each a "COMPANY WARRANT"), shall be cancelled and converted into the right to receive cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of such Company Warrant and (B) the number of Shares previously subject to such Company Warrant immediately prior to its cancellation (such payment to be net of withholding taxes) (the "COMPANY WARRANT PAYMENTS"). The Company shall take all actions necessary to cause the holders of the Company Warrants to consent, to the extent required, to the transactions contemplated by this Section 3.08(b) no later than immediately prior to the time Purchaser accepts Shares for payment pursuant to the Offer. All Company Warrants outstanding as of the date of this Agreement, the date or dates when they become exercisable if not exercisable on the date of this Agreement and the price at which they are exercisable are listed on Section 3.08(b) of the Disclosure Letter. The Company and Parent agree that the Company Warrant Payments are the sole payments that will be made with respect to or in relation to the Company Warrants.

         SECTION 3.09. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                     ARTICLE
               IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent that:

         SECTION 4.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted and as it is now proposed to be conducted. The Company has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly licensed or qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for such failures to be so licensed or qualified and in good standing that would not have a Material Adverse Effect. Complete and correct copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been made available by the Company to Parent. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its Articles of Incorporation or Bylaws. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than, with respect to the Merger, obtaining approval of the Company's stockholders and the filing and recordation of appropriate merger documents as required by the NRS). The Company hereby represents that the Board of Directors of the Company, at a meeting duly called and held, has unanimously, by vote of the directors attending such meeting, (i) determined by vote of its directors present at the meeting at which this Agreement was approved that the transactions contemplated hereby, including each of the Offer, the Merger, the Tender Agreement and the Tender and Voting Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and approved and adopted this Agreement and declared its advisability in accordance with the NRS, and (iii) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable law). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         SECTION 4.02. Capital Stock of the Company; Ownership of the Shares. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, 10,000,000 shares of Class B common stock, par value $.01 per share ("CLASS B COMPANY COMMON STOCK") and 10,000,000 shares of preferred stock, par value $.01 per share, of which 5,000,000 shares have been designated and issued as Company Preferred Stock. As of the date of this Agreement, (i) 6,724,939 shares of Company Common Stock, (ii) no shares of Company Class B Common Stock, and (iii) 2,991,465 shares of Company Preferred Stock are issued and outstanding, all of which (a) are duly authorized, validly issued, fully paid and nonassessable and

(b) were issued in compliance with all applicable state and federal securities laws. No shares of the Company's capital stock are held in the treasury of the Company. None of the issued and outstanding shares of the Company's capital stock were issued in violation of any preemptive rights. Except as set forth in
Section 4.02 of the Disclosure Letter and except for the dividends to be issued on the Company Preferred Stock that are payable in shares of Company Preferred Stock pursuant to the Company's Articles of Incorporation and Section 4.17 of the Preferred Stock Purchase Agreement, there are no (i) options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (ii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (iii) outstanding contractual obligations to register any shares of the Company's capital stock or instruments convertible or exchangeable into shares of the Company's capital stock. Section 4.02 of the Disclosure Letter sets forth all voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of the Company's capital stock binding upon the Company or to which the Company is a party, except those contemplated or required by this Agreement, and to the Knowledge of the Company no such other voting trusts, stockholder agreements, proxies or other agreements with respect to the voting or transfer of any shares of the Company's capital stock are in effect.

         SECTION 4.03.Company Subsidiaries.

         (a) Section 4.03 of the Disclosure Letter sets forth a list of all Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

         (b) Other than the Company Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same. Other than Company Subsidiaries, there are no partnerships or joint venture agreements or other business entities in which the Company or any Company Subsidiary owns any equity interest.

         (c) Each Company Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Company Subsidiary and to carry on its business as it is currently conducted and as it is now proposed to be conducted by such Company Subsidiary and (iii) is duly licensed or qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for such failures to be so licensed or qualified and in good standing that would not have a Material Adverse Effect. Each Company Subsidiary that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Company Subsidiary and to carry on its business as it is currently conducted and as it is now proposed to be conducted by such Company Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for such failures to be so licensed or qualified and in good standing that would not have a Material Adverse Effect. No Company Subsidiary is in default in any respect in the performance, observation or fulfillment of any provision of its Articles of Incorporation or Bylaws (or similar organizational documents).

         (d) Except as set forth in Section 4.03 of the Disclosure Letter, all the outstanding shares of capital stock of each Company Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances, except Permitted Encumbrances.

         (e) There are no (i) options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Company Subsidiary nor (ii) outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire Common Stock or any shares of outstanding capital stock of the Company or any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

         (f) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of, or any other interests in, any Company Subsidiary.

         (g) True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Company Subsidiary have been made available by the Company to Parent.

         SECTION 4.04. Corporate Books and Records. The minute books of the Company and the Company Subsidiaries that are corporations contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Company Subsidiaries. Complete and accurate copies of all such minute books of the Company and each Company Subsidiary have been made available by the Company to Parent.

         SECTION 4.05. No Conflict. Except as disclosed in Section 4.05 of the Disclosure Letter, assuming that all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings, approvals and notifications listed in Section 4.06 of the Disclosure Letter have been made or obtained, the execution, delivery and performance of this Agreement by the Company do not and will not (a) violate or conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws or similar organizational documents of the Company or any Company Subsidiary, (b) violate or conflict with any Law or

Governmental Order applicable to the Company or any Company Subsidiary or any of their respective assets and properties, or (c) conflict with, result in any violation or breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in any other obligation of, the Company or any Company Subsidiary or the creation of any Encumbrance on any assets or properties of the Company or any Company Subsidiary pursuant to any Material Contract (as defined in Section 4.12) or any other material license, permit, franchise or other instrument or arrangement to which the Company or any Company Subsidiary is a party or by which any of them, the Company Common Stock or any of such assets or properties is bound or affected, except for such conflicts, violations, breaches, defaults or other occurrences which would not (i) have a Material Adverse Effect, (ii) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

         SECTION 4.06. Governmental Consents and Approvals. Except as disclosed in Section 4.06 of the Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and compliance by the Company with any of the provisions hereof do not and will not require any consent, waiver, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, (b) the filing and recordation of appropriate merger documents as required by the NRS,
(c) any other consent, approval, authorization, filing or notice the failure of which to make or obtain would not (i) have a Material Adverse Effect, (ii) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement, or (iii) prevent or materially delay the consummation of any of the transactions contemplated hereby and (d) any consent, approval, authorization, filing or notice required as a result of the identity of Parent.

         SECTION 4.07. SEC Reports, Financial Information, Books and Records.

         (a) The Company has filed with the SEC and has heretofore made available to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other information statement and other document (including Exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1996 under the Securities Act or the Exchange Act (collectively, the "COMPANY SEC REPORTS"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the audited consolidated balance sheets of the Company for each of the three fiscal years ended as of December 31, 1997, December 31, 1998 and December 31, 1999, and the related audited consolidated statements of operations and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's accountants (collectively referred to herein as the "FINANCIAL Statements") included in the Company SEC Reports and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2000, and the related consolidated statement of operations, together with all related notes and schedules thereto (collectively referred to herein as the "INTERIM FINANCIAL STATEMENTS") included in the Company SEC Reports (i) were prepared from, and are in accordance with, the books of account and other financial records of the Company, (ii) present fairly the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and
(iv) comply in all material respect with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

         (c) The books of account and other financial records of the Company and the Company Subsidiaries (i) are complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices and in accordance with U.S. GAAP.

         SECTION 4.08. No Undisclosed Liabilities. There are no Liabilities of the Company or any Company Subsidiary other than Liabilities (a) reflected or reserved against on the Reference Balance Sheet or reflected in the notes thereto or (b) incurred since the date of the Reference Balance Sheet in the ordinary course of the business, consistent with past practice, of the Company and the Company Subsidiaries, which in the aggregate do not exceed $2,000,000.00. The Company and the Company Subsidiaries have no Knowledge of any basis for the assertion of any other claims or liabilities of any material nature or in any material amount.

         SECTION 4.09. Absence of Certain Changes, Events and Conditions. Since the date of the Reference Balance Sheet, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course, consistent with past practice, and, since such date, there has not been
(a) individually or in the aggregate, any Material Adverse Effect, (b) any material change by the Company or any Company Subsidiary in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Common Stock or any redemption, purchase or other acquisition of any of its securities, (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice or (e) the occurrence of the other events set forth in Section 6.01(b).

         SECTION 4.10. Litigation. Except as disclosed in Section 4.10 of the Disclosure Letter, there is no material Action pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiary or any Property of the

Company or any Company Subsidiary or any of the directors or officers of the Company or any Company Subsidiary in their capacity as such, before any Governmental Authority. There are no outstanding Governmental Orders against the Company or any Company Subsidiary or any Property of the Company or any Company Subsidiary that would reasonably be expected to (a) have a Material Adverse Effect, (b) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any Company Subsidiary is aware of any facts or circumstances which would give rise to any Action or right to initiate any Action. Neither the Company nor any Company Subsidiary is subject to any outstanding Governmental Order.

         SECTION 4.11. Compliance with Laws. Each of the Company and the Company Subsidiaries holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority or Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, and have conducted and continues to conduct their businesses in compliance in all material respects with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary.

         SECTION 4.12. Material Contracts.

         (a) As of the date hereof, Section 4.12(a) of the Disclosure Letter lists each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is subject that is of a type that would be required to be included as an Exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such registration statement was filed by the Company (collectively, the "MATERIAL CONTRACTS").

         (b) Each of the Material Contracts listed on Section 4.12(a) of the Disclosure Letter (i) are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) neither the Company nor any such Company Subsidiary nor, to the Knowledge of the Company, any other party to such Material Contract is in violation, breach or default of any material provision thereof, including with respect to payments or otherwise; (iii) no party to any Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (iv) no Material Contract contains any provision that prevents the Company or any Company Subsidiary from owning, managing and operating the Leases of the Company or any Company Subsidiary in accordance with historical practices.

         (c) As of the date of this Agreement, (i) there are no material outstanding calls for payment that are due or that the Company or any Company Subsidiary are committed to make that have not been made; (ii) there are no material operations with respect to which the Company or any Company Subsidiary have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         SECTION 4.13. Title to Property.

         (a) Except as would not have a Material Adverse Effect or except as to those matters set forth in Section 4.13(a) of the Disclosure Letter, the Company or a Company Subsidiary, as the case may be, has Defensible Title to the Property, free and clear of Encumbrances, other than Permitted Encumbrances.

         (b) Section 4.13(b) of the Disclosure Letter sets forth a brief description of all Leases and Wells. With respect to any Lease or Well, "DEFENSIBLE TITLE" shall mean:

                  (i) such record and beneficial right, title and interest in and to such Lease or Well that:

                           (A)      entitles the Company or the Company
                                    Subsidiary, as applicable, to receive a Net
                                    Revenue Interest in such Lease or Well that is equal to or greater than the Net Revenue Interest set forth in Section 4.13(b) of the Disclosure Letter therefor, without reduction, suspension or diminution throughout the duration of the estate constituting such Property, except (x) as shown in Section 4.13(b) of the Disclosure Letter or as provided in any Lease or other agreement filed as public record as of the date hereof, (y) as permitted or required by
                                    Section 6.01, changes or adjustments that result from the establishment of units, the entry into of pooling or unitization agreements after the date hereof, changes in existing units (or the participating areas therein) made after the date hereof voluntarily or by order of the appropriate regulatory agency having jurisdiction, or
                                    (z) that result from or are incidental to Operations conducted as permitted or required by Section 6.01;

                           (B) obligates or subjects the Company or the Company Subsidiary, as applicable, to bear a Working Interest in such Well or Lease that is no greater than the Working Interest set forth in Section 4.13(b) of the Disclosure Letter therefor, without increase throughout the duration of the estate constituting such Property, except (w) as shown in Section 4.13(b) of the Disclosure Letter or as provided in any Lease or other agreement filed as public record as of the date hereof, (x) for any changes or adjustments that are caused by contribution requirements provided for under provisions similar to those contained in an operating agreement,
                                    (y) as permitted or required by Section
                                    6.01, changes or adjustments that result from the establishment of units, the entry into of pooling or unitization agreements after the date hereof, changes in existing units (or the participating areas therein) made after the date hereof voluntarily or by order of the appropriate regulatory agency having jurisdiction, after the date hereof or (z) that result from or are incidental to Operations conducted as permitted or required by Section 6.01; and

                           (ii) (A) the Leases are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current Operations of the Company or the Company Subsidiary, as applicable, (B) neither the Company nor the Company Subsidiary that is party to each such Lease, nor, to the Knowledge of the Company, any other party to any such Lease, is in breach or default thereunder in any material respect, no notice of default to termination thereunder has been given or received by the Company or any Company Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Material Adverse Effect, and (C) (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Property in force and effect; (ii) there are no provisions applicable to the Properties that increase the royalty percentage of the lessor thereunder; and (iii) none of the Properties are limited by terms fixed by a certain number of years (other than primary terms under Leases).

         (c) Section 4.13(c) of the Disclosure Letter contains a description of the Easements. With respect to Easements and related Equipment, Defensible Title shall mean record or beneficial right, title and interest in the applicable Easement sufficient to enable the Company or any Company Subsidiary to conduct its Operations as currently conducted with respect thereto, without material interference by any other Person, and, to the Knowledge of the Company or the Company Subsidiary, as applicable, all material Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary for the current Operations of such business without material interference by any other Person.

         (d) Section 4.13(d) of the Disclosure Letter sets forth a brief description of each parcel of real property comprising the Fee Mineral Interests. With respect to Fee Mineral Interests, Defensible Title means all the record and beneficial right, title and interest in and to each such parcel of land, respectively, that was conveyed or granted to the Company or any Company Subsidiary, or their respective predecessors-in-title, in the instrument of conveyance referred to and described by volume or book and page in Section 4.13(d) of the Disclosure Letter, as each instrument of conveyance is recorded in the county or parish where the land is located.

         (e) Section 4.13(e) of the Disclosure Letter sets forth a brief description of each parcel of Other Real Property. With respect to Other Real Property, Defensible Title shall mean the right of quiet enjoyment of all such real property, whether leased or fee, for the term of any applicable agreement relating thereto, and all such interests in Other Real Property are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current Operations of such business without material interference.

         (f) In evaluating the significance of any fact, circumstance or condition for purposes of determining Defensible Title, due consideration shall be given to the length of time that the particular Property has been producing Hydrocarbons and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of such facts and appreciation of their legal significance.

         SECTION 4.14. Intellectual Property. The Company and the Company Subsidiaries own the entire right, title and interest, free and clear of any Encumbrance, in and to, or are licensed to use, or otherwise have the right to use, all patents and patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, domain names, corporate names and goodwill associated therewith; and copyrights, technology, trade secrets know-how, processes, confidential business information, seismic rights and other proprietary intellectual property rights and computer software ("INTELLECTUAL PROPERTY") currently used in the conduct of the business of the Company and the Company Subsidiaries, except where the failure to so own, be licensed or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. No Person has notified either the Company or any Company Subsidiary that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and the Company Subsidiaries that could have a Material Adverse Effect, and, to the Company's Knowledge, no Person is infringing on any right of the Company or any Company Subsidiary with respect to and no action is pending or threatened which challenges and neither the Company nor the Company's Subsidiaries are aware of any fact which, individually or in the aggregate, could reasonably be argued to detrimentally affect the validity, enforceability, use or ownership of any such Intellectual Property. No claims are pending or, to the Company's Knowledge, threatened that any activity of the Company or any Company Subsidiary now conducted or presently contemplated to be conducted, infringes, violates or otherwise adversely affects the intellectual property or other proprietary rights of any Person. The consummation of the transactions contemplated by this Agreement will not have a Material Adverse Effect on any right to or the use of the any Intellectual Property.

         SECTION 4.15. Employee Benefit Matters.

         (a) Pension Plans.

                  (i) No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Company nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or
                           Section 302(f) or 4068 of ERISA,
                           whichever may apply, with respect to any Pension Plan. All "benefit liabilities" within the meaning of
                           Section 4001(a)(16) of ERISA, are fully funded as of the Closing Date with respect to each Pension Plan as determined on a termination basis using the assumed interest rate set forth in each Pension Plan or otherwise required by ERISA or the Code. Neither the Company nor any ERISA Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code.

                  (ii)     No Pension Plan is "top heavy" within the meaning of
                           Section 416 of the Code.

                  (iii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax exempt under the provisions of Code Sections 401(a) and 501(a) or 408, as applicable, is so qualified and, except for Pension Plans which are qualified under Code Section 408, each such plan has been so determined by the Internal Revenue Service pursuant to a favorable determination letter considering the Tax Reform Act of 1986, as amended, or application for such determination has been made within the applicable remedial amendment period and is currently pending.

                  (iv) Each Pension Plan, related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Laws which are applicable to such Pension Plan, including without limitation ERISA and the Code.

                  (v) The Company or an ERISA Affiliate has paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Pension Plan which is covered by Title IV of ERISA for each plan year thereof for which such premiums are required. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or affiliate of an entity that has engaged in, a transaction which is described in Section 4069 or
                           Section 4212(c) of ERISA. There has been no unreported "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Pension Plan. No filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC, or which could reasonably be expected to result in liability of the Company or any ERISA Affiliate to the PBGC with respect to any Pension Plan, other than liabilities for premium payments. Neither the Company nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the six years prior to the Closing Date, or (4) otherwise incurred any liability to the PBGC, including the creation of a lien against any property of the Company or any ERISA Affiliate pursuant to Section 4068 of ERISA.

         (b) Multiemployer Plans. There are no Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or participated or agreed to participate in any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has ever withdrawn, partially or completely, or instituted steps to withdraw, whether partially or completely, from any Multiemployer Plan, nor has any event occurred which could enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to the Company or any ERISA Affiliate.

         (c) Welfare Plans.

                  (i) Each Welfare Plan is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Laws which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                  (ii) An estimate of the liabilities of the Company and any ERISA Affiliates for providing retiree life and medical benefits coverage to active and retired employees of the Company and any ERISA Affiliates has been made and is reflected on the appropriate balance sheet and books and records according to Statement of Financial Accounting Standards No. 106. The Company or any ERISA Affiliate has the right to modify or terminate each Welfare Plan that provides coverage or benefits for either or both retired and active employees and/or their beneficiaries.

                  (iii) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Part 6 and 7 of Title I, Subtitle B of ERISA and Sections 4980B, 9801-9803, 9811, 9812, and 9831-9833 of the Code at
                           all times.

                  (iv) No Welfare Plans are self-insured "multiple employer welfare arrangements" as such term is defined in
                           Section 3(40) of ERISA.

         (d) Benefit Arrangements. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all Laws which are applicable to such Benefit Arrangement, including without limitation the Code.

         (e) Fiduciary Duties and Prohibited Transactions. Neither the Company nor any ERISA Affiliate has any liability with respect to any transaction which relates to any Pension Plan or any Welfare Plan and which is in violation of Sections 404 or 406 of ERISA or constitutes a "prohibited transaction," as defined in Section 4975(c)(1) of the Code, and for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or
(d) of the Code. To the Knowledge of the Company, neither it nor any ERISA Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(1) of ERISA.

         (f) Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation (including, without limitation, any such audit or investigation by the Internal Revenue Service, Department of Labor, or PBGC) relating to or seeking benefits under any Employee Plan that is pending or, to the Knowledge of the Company, threatened or anticipated against the Company or any ERISA Affiliate other than routine claims for benefits. To the best of the Company's Knowledge, no Employee has any material claim against the Company (whether under federal or state law, any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation, time off, sick time or pay in lieu of any of the foregoing, other than that earned in respect of the current fiscal year of the Company; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. To the best of the Company's Knowledge, no Employee has any material claim, or basis for any material action or proceeding against the Company, arising under any statute, ordinance or regulation relating to discrimination in employment or employment practices, occupational safety and health standards or workers' compensation.

         (g) Unpaid Contributions. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Employee Plan. The Company and all ERISA Affiliates have made all required contributions and paid all accrued liabilities under each Employee Plan for all periods through and including the Closing Date. For purposes of the preceding sentence, accrued liability shall include a pro rata contribution to each Employee Plan for that portion of a plan year or other applicable period which precedes the Closing Date, and accrued liabilities for any portion of a plan year or other applicable period shall be determined by multiplying the liability for the entire such year or period by a fraction, the numerator of which is the number of days preceding the Closing Date in such year or period, and the denominator of which is the number of days in such year or period, as the case may be. No event has occurred or circumstance exists that could result in a material increase in the premium or other benefit cost of any Employee Plan.

         (h) Amendment and Termination. Each Employee Plan may be amended or terminated at any time by the Company or an ERISA Affiliate.

         (i) Change of Control Payments and Compensation Deduction Limitations. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of separation pay or otherwise), cancellation of indebtedness, or other obligation becoming due from the Company or any ERISA Affiliate to any current or former employee, director, or consultant, or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, director, or consultant of the Company or any ERISA Affiliate. There is no contract, agreement, plan or arrangement covering any current or former employee, director, or consultant of the Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), and/or 280G of the Code or would require the payment of an excise tax imposed by Section 4999 of the Code or of any "gross up" of any such excise tax.

         (j) Copies of Documentation. The Company has made available to Parent
(i) copies of all employment agreements with officers of the Company or any Company Subsidiary; (ii) copies of all severance agreements, programs and policies of the Company or any Company Subsidiary with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company or any Company Subsidiary with or relating to its employees which contain change of control provisions.

         (k) Labor. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary, pending or threatened in writing, which may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor their representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state agency pending or threatened. Neither the Company nor any Company Subsidiary (i) is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims or unfair labor practices, or other collective bargaining disputes; (ii) has committed any unfair labor practice; or (iii) has any Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary.

         SECTION 4.16. Environmental Matters. Except as disclosed in Section
4.16 of the Disclosure Letter:

         (a) the Company and the Company Subsidiaries currently are and have been in compliance in all material respects with all applicable Environmental Laws;

         (b) there are no existing, pending or, to the Company's Knowledge, threatened actions, suits, investigations, allegations, inquiries, proceedings or clean-up obligations relating to any Environmental Laws with respect to the Properties or any other properties adversely affected by the Properties or activities thereon;

         (c) there are no conditions or circumstances at the Properties creating a cleanup obligation relating to any Environmental Laws or any other action, suit, investigation, inquiry, or proceeding arising from such conditions or circumstances;

         (d) all material notices, permits, licenses, registrations, approvals or authorizations required to be obtained or filed in connection with the operation of the Properties by the Company or the Company Subsidiaries, including, without limitation, treatment, storage, disposal or release of hazardous substances or solid waste into the environment, have been duly obtained or filed; their are no pending or, to the Knowledge of the Company or the Company Subsidiaries, threatened or existing actions, proceedings, or investigations seeking to modify, revoke, or deny renewal of any permits, licenses, registrations, approvals, or other authorizations; and the Company and the Company Subsidiaries do not have Knowledge of any fact or condition that could give rise to any action, proceeding, or investigation to modify, revoke, or deny renewal of any such permits, licenses, registrations, approvals, or other authorizations and all notices or similar authorizations required for transfer of such permits, licenses, registrations, approvals or authorizations have been duly obtained or filed or will have been obtained or filed at or prior to the Closing Date;

         (e) to the Knowledge of the Company and the Company Subsidiaries, all off-site locations where the Company and the Company Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed and responsible disposal sites as required by Environmental Laws; or

         (f) to the Knowledge of the Company and the Company Subsidiaries, all underground storage tanks, and the operating status, capacity, and contents of such tanks located on any property owned, leased or operated by the Company and the Company Subsidiaries are identified in Section 4.16 of the Disclosure Letter.

         SECTION 4.17. Hedging.

         (a) The Company and the Company Subsidiaries do not have any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Properties of the Company or any Company Subsidiary in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.

         (b) Section 4.17(b) of the Disclosure Letter sets forth, as of the date of this Agreement, all futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, to which the Company or any Company Subsidiary is bound and the current position of the parties thereto.

         SECTION 4.18. Taxes. Except as set forth in Section 4.18 of the Disclosure Letter, and except for matters that would not have a Material Adverse
Effect:

         (a) Each of the Company and the Company Subsidiaries has timely filed all Tax reports and returns that it was required to file. All such reports and returns were correct and complete in all material respects.

         (b) All Taxes owed by any of the Company and Company Subsidiaries (whether or not shown on any report or return) have been timely paid.

         (c) None of the Company and the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax report or Tax return.

         (d) No claim has been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file reports and returns that it is or may be subject to taxation by that jurisdiction.

         (e) There are no Encumbrances on any of the assets of any of the Company and the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (f) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (g) There is no dispute or claim concerning any Tax Liability of any of the Company or the Company Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Company or the directors and officers (and employees responsible for Tax matters) of the Company and the Company Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

         (h) Section 4.18 of the Disclosure Letter lists all federal, state, local, and foreign income Tax returns filed with respect to any of the Company and the Company Subsidiaries for taxable periods ended on or after December 31, 1999, indicates those returns that have been audited, and indicates those returns that currently are subject of audit.

         (i) The Company has delivered to Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries since December 31, 1999.

         (j) None of the Company and the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (k) None of the Company and the Company Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations.

         (l) None of the Company and the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible in whole or in part under Code Sec. 280G or Code Section 162(m).

         (m) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

         (n) Each of the Company and the Company Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661.

         (o) Except as set forth in Section 4.18 of the Disclosure Letter, none of the Company and the Company Subsidiaries is a party to any Tax allocation or sharing agreement or policy.

         (p) None of the Company and the Company Subsidiaries has any liability under Treas. Reg. 1.1502-6 or any similar provision of any other tax law or by agreement for unpaid taxes because it is or once was a member of an affiliated, consolidated, or unitary group of corporations.

         (q) Section 4.18 of the Disclosure Letter sets forth the following information with respect to each of the Company and the Company Subsidiaries (or, in the case of clause (B) below, with respect to each of the Company Subsidiaries) as of the most recent practicable date: (A) the basis of the Company or the Company Subsidiaries in its assets; (B) the basis of the stockholder(s) of the Company Subsidiary in its stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company and the Company Subsidiaries; and (D) the amount of any deferred gain or loss allocable to the Company and the Company Subsidiaries arising out of any deferred intercompany transaction.

         SECTION 4.19. Insurance. The Company has all insurance policies that it believes are required in connection with the operation of the business of the Company and the Company Subsidiaries. Section 4.19 of the Disclosure Letter lists each of the insurance polices relating to the Company or any Company Subsidiary which are currently in effect and describes any self-insurance arrangement affecting the Company or any Company Subsidiary. The Company has made available to Parent true and correct summaries of each of the insurance policies relating to the Company or the Company Subsidiaries that are currently in effect. With respect to each such insurance policy, none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notice) and the Company does not know of any occurrence of any event which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults as would not result in a Material Adverse Effect. Except as set forth on Section 4.19 of the Disclosure Letter, to the Knowledge of the Company, there are no claims pending with respect to any of such policies which are likely to exceed the amount of coverage provided by the applicable policy. The Company has not received (A) any written notice of cancellation of any such policy or refusal of coverage thereunder, (B) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated, of (C) any other written indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums and other payments relating to the insurance have been paid for coverage through the date of this Agreement.

         SECTION 4.20. Brokers. Except for Windrock and Dain Rauscher, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company or the Company Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with each of Windrock and Dain Rauscher have been provided to Parent.

         SECTION 4.21. Production and Pipeline Imbalances. Section 4.21 of the Disclosure Letter sets forth all Company and Company Subsidiary pipeline, plant and production imbalances and penalties as of September 30, 2000 with respect to the Properties.

         SECTION 4.22. Oil and Gas Operations. Except as set forth in Section
4.22 of the Disclosure Letter, as of the date of this Agreement, with respect to authorizations for expenditure executed on or after September 30, 2000, (a) there are no material outstanding calls for payments that are due or that the Company or its Subsidiaries are committed to make that have not been made; (b) there are no material operations with respect to which the Company or the Company Subsidiaries have become a nonconsenting party; and (c) there are no commitments for the material expenditure of funds for drilling or other capital projects, other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         SECTION 4.23. Wells and Equipment. Except as otherwise set forth in
Section 4.23 of the Disclosure Letter:

         (a) None of the Wells have overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Material Adverse Effect;

         (b) To the Knowledge of the Company, there have been no material changes proposed in the production allowables for any Wells;

         (c) All Wells have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable Laws, rules, and regulations, except where any failure or violation would not have a Material Adverse Effect;

         (d) There are no Wells that:

             (i) Company or any of the Company Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by Law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities, except for such Wells that will not individually, or in the aggregate with all other such Wells, result in Company and the Company Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $2,000,000.00 in addition to any plugging and abandonment costs that have been provided for in the Financial Statements;

             (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the Wells;

             (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such Wells; or

             (iv) have not been plugged and abandoned and are located on lands which have been sold to a third party but for which the Company has been identified as the operator for such Wells with the regulatory agency having jurisdiction over such Wells;

         (e) Proceeds from the sale of Hydrocarbons produced from the Properties are being received by the Company and the Company Subsidiaries, as applicable, in a timely manner and are not being held by third parties in suspense for any reason (except for amounts individually or in the aggregate, not in excess of $350,000.00 and held in suspense in the ordinary course of business);

         (f) To the Knowledge of the Company and the Company Subsidiaries, all equipment and machinery currently in use and material of the operation of the Property as conduced prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted; and

         (g) With respect to Wells that are not operated by the Company or any of the Company Subsidiaries, the Company makes the foregoing representations and warranties set forth in Paragraphs (a) through (d) of this Section 4.23 only to its and the Company Subsidiaries' Knowledge.

         SECTION 4.24. Proxy Statement. None of the information to be supplied by the Company for inclusion in (a) the Proxy Statement to be filed by the Company with the SEC, and any amendments or supplements thereto, or (b) the Schedule TO to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information that has been supplied by Parent or Purchaser or their accountants, counsel or other authorized representatives for use in any of the foregoing documents.

         SECTION 4.25. Gas Imbalances; Preferential Rights. Section 4.25 to the Disclosure Letter sets forth (a) an accurate description of all material obligations (if any) of the Company to any third party under any contracts to which the Company or by which its assets are bound and which includes "take or pay" or similar provisions obligating the Company to deliver production from an oil and gas property of the Company for which it has already received payment (or obligating the Company to return any such payment) together with an accurate and detailed listing of the amount of all such delivery obligations and (b) a list of all instruments and agreements whereby any third party may claim a preferential right or call to purchase a material portion of the production of the Company at a price other than the market price prevailing from time to time where such properties are located, other than under existing contracts for sale of production.

         SECTION 4.26. Required Stockholder Vote or Consent. The only vote of the holders of any class or series of the Company's capital stock that will be necessary or required under this Agreement, the NRS or under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement are the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of (a) the Company Common Stock and the Company Preferred Stock, voting together as a single class, with each Preferred Share entitling the holder thereof to the number of votes equal to the full number of Common Shares into which such Preferred Share is convertible on the record date for such vote, (b) the Company Common Stock, voting as a single class, and (c) the Company Preferred Stock, voting as a single class (collectively, the "COMPANY STOCKHOLDERS' APPROVAL").

         SECTION 4.27. Fairness Opinion. The Board of Directors of the Company has received the written opinion of Dain Rauscher to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock and Company Preferred Stock is fair from a financial point of view to such holders. True and complete copies of such opinions have been given to Parent.

         SECTION 4.28. Takeover Restrictions.

         (a) The Company and the Board of Directors of the Company have each taken all action required to be taken by it in order to exempt the Offer (including the purchase of Shares pursuant to the Offer), the Merger, this Agreement, the Tender Agreement, the Tender and Voting Agreement and the transactions contemplated hereby and thereby from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state, including, without limitation, the State of Nevada.

         (b) No provision of the Articles of Incorporation or Bylaws of the Company or comparable organizational documents of any of the Company Subsidiaries would, directly or indirectly, restrict or impair the ability of Purchaser or its Affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company or any Company Subsidiary that may be acquired or controlled by Purchaser or its Affiliates pursuant to this Agreement, the Tender Agreement or the Tender and Voting Agreement or permit any stockholder to acquire securities of the Company on a basis not available to Purchaser in the event that Purchaser were to acquire securities of the Company.

         (c) There are no agreements, arrangements or commitments, including any rights plan or rights agreement or similar arrangement, pursuant to which there are outstanding or which obligates the Company to issue any rights to purchase any series or class of the Company's securities.

         SECTION 4.29. Indemnification Obligations. Except as contained in the Leases and as set forth on Section 4.29 to the Disclosure Letter, there are no Indemnification

Obligations (as defined below) that the Company or any Company Subsidiary has to any Person. "INDEMNIFICATION OBLIGATIONS" shall mean any obligations of the Company to hold harmless or to indemnify any Person from any cost, expense, liability, penalty, damage, deficiency, claim or loss arising from, resulting from, based in any way on, relating to or attributable to a breach by the Company of any portion of an agreement between the Company and such Person, including but not limited to any breach of a representation, warranty, or covenant under any such agreement.

         SECTION 4.30. Bankruptcy. Neither the (i) Company, (ii) any predecessor of the Company, nor (iii) any Company Subsidiary has (A) voluntarily sought, consented to or acquiesced in the benefits of, or become party to or made the subject of the Bankruptcy Code of the United States or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally (collectively, "DEBT RELIEF ACTIONS") except as disclosed in Section 4.30 of the Disclosure Letter or (B) any outstanding obligations to creditors in connection with a Debt Relief Action or the resolution of a Debt Relief Action.

                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                  AND PURCHASER

         Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

         SECTION 5.01. Organization and Authority of Parent and Purchaser. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary power and authority to carry on its business as it is currently conducted. Parent and Purchaser have all necessary corporate power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of its obligations hereunder and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the NRS). This Agreement has been duly executed and delivered by each of Parent and Purchaser, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each in accordance with its terms.

         SECTION 5.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.05, except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by each of Parent and Purchaser do not and will not (i) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of either Parent or Purchaser, (ii) conflict with or violate any Law or

Governmental Order applicable to Parent or Purchaser or by which any property or asset of either of them is bound or (iii) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser, respectively, is a party or by which any of such assets or properties are bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not prevent or materially delay the consummation of the Offer and the Merger.

         SECTION 5.03. Governmental Consents and Approvals. Except for (a) applicable requirements, if any, of the Exchange Act, (b) the filing and recordation of appropriate merger documents as required by the NRS, (c) filings as may be required by any applicable "blue sky" laws, (d) any required notifications or filings with any national securities exchange on which Parent's securities are listed and (e) as would not prevent or materially delay the consummation of the Offer and the Merger, neither Parent nor Purchaser is required to submit any notice, report or other filing with any Governmental Authority, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Authority, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Parent or Purchaser of their respective obligations under this Agreement or (ii) in connection with any submission required above.

         SECTION 5.04. Offer Documents; Proxy Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement to be filed by the Company with the SEC, and any amendments or supplements thereto, or (b) the
Schedule 14D-9 to be filed by the Company with the SEC in connection with the Offer, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of the Merger and adoption of this Agreement and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information that has been supplied by the Company or their accountants, counsel or other authorized representatives for use in any of the foregoing documents.

         SECTION 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

         SECTION 5.06. Financing Arrangements. Parent has or will have funds available to it sufficient to consummate the Offer and the Merger in accordance with the terms of this Agreement.

                                  ARTICLE VI.
                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Conduct of Business Prior to the Closing.

         (a) The Company covenants and agrees that, between the date of this Agreement and the time of the Closing, except as set forth in Section 6.01(a) of the Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

             (i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

             (ii) the Company and the Company Subsidiaries shall use reasonable efforts to preserve substantially intact their business organization, to keep available the services of the current employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, contractholders and other Persons with whom the Company or any Company Subsidiary has significant business relations.

         (b) By way of amplification and not limitation, except as contemplated by this Agreement, or as reflected in Section 6.01(a) of the Disclosure Letter, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Closing, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent:

             (i) amend, propose to amend, or otherwise change its Articles of Incorporation or Bylaws or similar organizational documents;

             (ii) issue, sell, pledge, dispose of, grant, encumber, amend the terms of, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (A) any shares of capital stock of the Company or any Company Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Company Subsidiary, except the sale of capital stock of the Company in connection with the exercise of outstanding options or warrants or (B) any assets or Properties of the Company or any Company Subsidiary, except the sales of Hydrocarbons in the ordinary course of business and in a manner consistent with past practice;

             (iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for shares of Company Preferred Stock to be issued and cash to be paid as dividends on the Preferred Shares in accordance with the Company's Articles of Incorporation and Section 4.17 of the Preferred Stock Purchase Agreement;

             (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

             (v) (A) acquire or sell, lease, license, surrender, relinquish or otherwise dispose of (including, without limitation, by merger, consolidation or acquisition or disposition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than sales of Hydrocarbons in the ordinary course of business, consistent with past practice, and any other acquisitions for consideration which is not, in the aggregate, in excess of $250,000.00; (B) incur any Indebtedness for borrowed money, incur any trade debt, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than the Company or a wholly owned Company Subsidiary), except for Indebtedness incurred in the ordinary course of business, consistent with past practice, in amounts not in excess of $250,000.00 in the aggregate; (C) make any loans or advances to any Person other than the Company or a wholly owned Company Subsidiary;
                    (D) authorize or commit to any capital expenditure in excess of $250,000.00 in the aggregate per month, other than pursuant to any commitment as of the date hereof disclosed in Section 4.12(a) of the Disclosure Letter; or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this subsection (v);

             (vi) enter a new line of business or commence business operations in any country outside the United States;

             (vii) increase the compensation payable or to become payable to its officers or employees, except in the ordinary course of business and consistent with past practice, or grant any severance or termination pay to, or modify or enter into any employment or severance agreement with, any director, officer, employee or former employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

             (viii) change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by U.S. GAAP;

             (ix) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Reference Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or in accordance with the provisions of this Section 6.01, provided however, that in no event shall payments under this Section 6.01(b)(ix) exceed individually, or in the aggregate, $250,000.00 without the express written consent of Parent.

             (x) settle any material Audit, make or change any material Tax election or file any material amended Tax return;

             (xi) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

             (xii) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities;

             (xiii) enter into any fixed price commodity sales agreements with a duration of more than three months;

             (xiv) take, or agree or commit to take, any action that would make any representation and warranty of the Company or any Company Subsidiary hereunder inaccurate in any respect at, or as of any time prior to, the Closing, or omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any time;

             (xv) (A) engage in any transaction (either acting alone or in conjunction with any Plan or trust created thereunder) in connection with which the Company or any Company Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or
                    (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (B) terminate any Plan in a manner, or take any other action with respect to any Plan, that could result in the liability of the Company or any Company Subsidiary to any Person, (C) take any action that could adversely affect the qualification of any Plan or its compliance with the applicable requirements of ERISA,
                    (D) fail to make full payment
                    when due of all amounts which, under the provisions of any Plan, any agreement relating thereto or applicable law, the Company or any Company Subsidiary are required to pay as contributions thereto or (E) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Plan; or

             (xvi) other than the consummation of the Merger, take any action that would cause adjustment to the conversion price of the Preferred Shares.

         SECTION 6.02. Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party or pursuant to applicable Law, from the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and the Company Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees and authorized agents, accountants, counsel and representatives of Parent (collectively, "REPRESENTATIVES") full access, during normal business hours, to the offices, premises, properties, oil and gas fields, other facilities, books and records of the Company and each Company Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Company Subsidiary who have any knowledge relating to the Company, any Company Subsidiary or the business, (b) furnish to the Representatives such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and the Company Subsidiaries as Parent may from time to time reasonably request; (c) provide Parent reasonable assistance in searches of government records related to the assets of the Company and the Company Subsidiaries; and (d) furnish copies, and allow for the audit, of all such books and records, documents, and all financial, operating, and other data and other information as Parent may request. No investigation will affect any of the representations or warranties made herein or the conditions to the obligations of the parties hereto to consummate the transaction contemplated hereby.

         SECTION 6.03. Confidentiality. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated October 30, 2000 between the Company and Parent and the Confidentiality Agreement dated December 18, 2000 between the Company and Parent (collectively, the "CONFIDENTIALITY AGREEMENTS") shall survive the execution and delivery of this Agreement.

         SECTION 6.04. Stockholder Action.

         (a) Following consummation of the Offer, if required by applicable law in order to consummate the Merger, the Company shall, in accordance with applicable law, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of securing the Company Stockholders' Approval. The date of any Company Stockholders' Meeting shall be set by the Board of Directors of the Company after consultation with, and on a date approved by, Parent, whose approval shall not be unreasonably withheld. The Board of Directors of the Company shall (i) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its Articles of Incorporation and Bylaws, which Proxy Statement shall contain (A) the recommendation of the Board of Directors of the Company that its stockholders approve the Merger and adopt this Agreement and the transactions contemplated hereby if proxies are solicited by the Company with respect to such vote and (B) the opinion of Dain Rauscher referred to in
Section 2.02(a), (ii) cause the Company to use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement and the transactions contemplated hereby and to secure the Company Stockholders' Approval, unless, in accordance with applicable law and the regulations of the Nasdaq Small-Cap Market, such solicitation is not required to achieve approval of the Merger, (iii) take all other action in their judgment necessary and appropriate to secure the Company Stockholders' Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters, all subject to the right of the Board of Directors of the Company to modify or withdraw its recommendation in the exercise of its fiduciary duties to the Company and its stockholders.

         (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of Parent's other subsidiaries in favor of the approval of the Merger and of this Agreement.

         SECTION 6.05. Preparation of the Proxy Statement. Following the consummation of the Offer and if required by applicable law in order to consummate the Merger, the Company shall promptly (i) prepare a preliminary version of a proxy statement pursuant to Regulation 14A under the Exchange Act or, if applicable law and regulations do not so require, an information statement pursuant to Regulation 14C under the Exchange Act (the "PROXY STATEMENT"), (ii) file with the SEC the Proxy Statement and use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement, and
(iii) as promptly as practicable after responding to all such comments to the satisfaction of the SEC, cause the definitive Proxy Statement to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. The Company shall advise Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

         SECTION 6.06. Regulatory and Other Authorizations; Notices and Consents. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) use its reasonable best efforts to (A) take all reasonable actions necessary to cause the Tender Offer Conditions to be satisfied, and (B) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

         SECTION 6.07. Notice of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(a) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (b) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each of the Company and Parent shall promptly notify each other of any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement or any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

         SECTION 6.08. No Solicitation of Transaction. From the date of this Agreement until the termination hereof, the Company and the Company Subsidiaries will not, and will not authorize their respective officers, directors, employees or other agents to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or the Company Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, an Acquisition Proposal. Nothing contained in this Section 6.08 shall prohibit the Company and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with any Person that has indicated its willingness to make an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) such unsolicited bona fide Acquisition Proposal is made by a third party that the Board of Directors of the Company determines in good faith has the good faith intent to proceed with negotiations or consider, and financial and other capability to consummate, such Acquisition Proposal (taking into account among other things the legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal), (B) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and (D) the Company uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto. The Company, the Company Subsidiaries, and their respective officers, directors, employees or other agents shall immediately cease any existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal.

         SECTION 6.09. Expenses.

         (a) Except as provided in Section 8.02, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Parent and the Company for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Offer Documents, the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Offer Documents and the Proxy Statement shall be allocated one-half each.

         (b) "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents and the Proxy Statement, the solicitation of stockholder approvals, requisite filings and all other matters related to the consummation of the transactions contemplated hereby.

         SECTION 6.10. Directors' and Officers' Indemnification and Insurance.

         (a) For six years after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each, an "INDEMNIFIED Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent or the Surviving Corporation, which consent will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Nevada law and the Surviving Corporation's Articles of Incorporation and Bylaws and the Company's written indemnification agreements in effect at the date hereof and listed on Section 6.10 of the Disclosure Letter, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims, provided that in no event shall the liability of Parent and the Surviving Corporation in the aggregate under this Section 6.10(a) exceed $115,000,000.00.

         (b) Parent shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policy ("D&O INSURANCE") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the annual premiums to be paid with respect to the maintenance of such D&O Insurance during such six year period shall not exceed two hundred percent (200%) of the premium paid by the Company for such D&O Insurance during the year ended December 31, 2000, it being agreed and understood that if such policies cannot be obtained at such cost, Parent shall cause the Surviving Corporation to obtain as much of such policies as can be obtained at a cost equal to such amount.

         (c) The Articles of Incorporation and Bylaws of the Surviving Corporation and each subsidiary thereof shall contain provisions no less favorable with respect to indemnification than are currently set forth in the Bylaws of the Company and any Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law. Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to maintain the provisions of the Company's and Company Subsidiaries' Bylaws and Articles of Incorporation that provide for indemnification of directors and officers in their capacities as stockholders.

         SECTION 6.11. Cooperation and Filings.

         (a) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations.

         (b) Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, shall cooperate as needed with respect to any such filing by any other party hereto, and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby

         SECTION 6.12. Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or the other transactions contemplated hereby without a prior consultation of the other party, except as may be required by Law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as the other party may have, prior to such release.

         SECTION 6.13. Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, or to remove any injunctions or other impediments or delays, to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of the Company required to so vote.

         SECTION 6.14. Consents. Each of Parent and the Company shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

         SECTION 6.15. Stockholder Litigation. Each of Parent and the Company shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or the Company, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         SECTION 6.16. Amendment to Bylaws. Within four Business Days of the date of this Agreement, the Company shall by action of the Company's Board of Directors cause the Company's Bylaws to be amended such that the Company elects not to be governed by the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

         SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver, in whole or in part, (where permissible by applicable law), at or prior to the Closing, of each of the following conditions:

         (a) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect making the consummation of the Merger illegal or otherwise prohibiting the consummation of the Merger;

         (b) if required by applicable law in order to consummate the Merger, the Company Stockholders' Approval shall have been obtained;

         (c) Parent, Purchaser or their Affiliates shall have purchased Shares pursuant to the Offer; and

         (d) all approvals of Governmental Authorities necessary to consummate the Merger and other transactions contemplated hereby shall have been received and shall be in effect at the Effective Time.

                                  ARTICLE VIII.
                             TERMINATION AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

         (a) by the mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if the Effective Time shall not have occurred on or before May 31, 2001 (the "TERMINATION DATE"); provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Terminated Date;

         (c) by the Company if there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within five Business Days following receipt by Parent or Purchaser of notice of such breach;

         (d) by either Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Common Shares or Preferred Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

         (e) by Parent, if (i) the Board of Directors of the Company (A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing, (B) shall have recommended to the stockholders of the Company any Acquisition Proposal or resolved to do so or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's written request to do so; or (ii) the Minimum Condition (as defined in Annex I) shall not have been satisfied by the Expiration Date and
(A) a third party shall have made or caused to be made an Acquisition Proposal or (B) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or Person (including the Company or any of its Affiliates), other than Parent or any of its Affiliates, shall have become the beneficial owner of more than 50% of the Common Shares or 50% of the Preferred Shares; provided, however, the current ownership of Shares by the Company's stockholders who are party to either the Tender Agreement or the Tender and Voting Agreement shall not be deemed to trigger this clause (B);

         (f) by the Company, if, prior to the acceptance of and payment for the Shares pursuant to the Offer, the Company's Board of Directors shall have determined to recommend a Superior Proposal and the Company makes the payment of the Termination Fee as required pursuant to Section 8.02 of this Agreement and of the Expense Fee for which the Company is responsible under Section 8.02 of this Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to an Acquisition Proposal on terms that the Board of Directors of the Company determines it cannot reject in favor of the Offer and the Merger, based on applicable fiduciary duties and after consultation with the Company's outside counsel (taking into account among other things the legal, financial, regulatory and other aspects of the Acquisition Proposal, the Person making such Acquisition Proposal, the likelihood of consummation and the time required to complete such transaction); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(f) unless it has complied with Section 6.08 and used all reasonable efforts to provide Parent with two Business Days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Acquisition Proposal; provided further, that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein, and it is acknowledged by Parent that such negotiations with Parent shall be conducted in a manner consistent with the fiduciary duties of the Company's Board of Directors.

         (g) by the Company if (i) Purchaser fails to commence the Offer in violation of Section 2.01 hereof, provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(g) if the Company has materially breached this Agreement, or (ii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement;

         (h) by Parent or the Company if the Offer is terminated or withdrawn or shall have expired pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(h) if such party (or in the case of Parent, Purchaser) shall have materially breached this Agreement;

         (i) by Parent if the Company shall have breached any of its representations or warranties which breach would give rise to the failure of the condition set forth in clause (e) of Annex I hereto to be satisfied or if, prior to consummation of the Offer, the Company shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in clause (e) of Annex I hereto to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is five Business Days following written notice thereof to the Company from Parent.

         SECTION 8.02. Effect of Termination.

         (a) In the event of termination of the Agreement pursuant to this
Article VIII, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 8.02 and except for the provisions of Sections 6.03, 6.09, 6.12, 9.01, 9.02, 9.03, 9.04, 9.05, 9.07,
9.08, 9.11, 9.12 and 9.13, provided that nothing herein shall relieve any party from liability for any breaches hereof.

         (b) In the event that this Agreement is terminated pursuant to Section 8.01(e)(i) (other than Section 8.01(e)(i)(A) if no Acquisition Proposal shall have been publicly announced or disclosed) or Section 8.01(f), then the Company shall promptly (and in any event within one Business Day after such termination or, in the case of any such termination by the Company, prior to such termination) pay Parent an amount equal to (i) a termination fee of $5,200,000.00 (the "TERMINATION FEE"), provided, however, that in no event shall more than one Termination Fee be payable by the Company plus (ii) Parent's aggregate Expenses up to $500,000.00 (the "EXPENSE FEE").

         (c) In the event that this Agreement is terminated pursuant to (i)
Section 8.01(e)(i)(A) (if no Acquisition Proposal shall have been publicly announced or disclosed) and within 12 months of the date of termination of this Agreement a transaction constituting an Acquisition Proposal is consummated, the Company shall, prior to or simultaneously with the consummation of such transaction, pay Parent the Termination Fee and the Expense Fee or (ii) Section 8.01(e)(ii) hereof and within 12 months of the date of termination of this Agreement either (A) a transaction constituting an Acquisition Proposal is consummated or (B) any "group" (as defined in Section 13(d)(3) of the Exchange
Act) or Person (including the Company or any of its Affiliates), other than Parent or any of its Affiliates, shall have become the beneficial owner of more than 50% of the Common Shares or 50% of the Preferred Shares, the Company shall, prior to or simultaneously with the consummation of such transaction or the acquisition of such Common Shares or Preferred Shares, pay Parent the Termination Fee and the Expense Fee; provided, however, the current ownership of Shares by the Company's stockholders who are party to either the Tender Agreement or the Tender and Voting Agreement shall not be deemed to trigger this clause (B); and provided further that the acquisition of additional Preferred Shares by any of the current holders of Preferred Shares by virtue of a transfer or purchase of such Preferred Shares from another current holder of Preferred Shares shall not be deemed to trigger this clause (B).

         (d) In no event shall the Company be obligated to pay more than one Termination Fee and Expense Fee pursuant to this Section 8.02.

                                  ARTICLE IX.
                               GENERAL PROVISIONS

         SECTION 9.01. Survival of Representations, Warranties and Covenants.

         (a) The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

         (b) The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

         SECTION 9.02. Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                  To the Company:

                           Texoil, Inc.
                           110 Cypress Station Drive, Suite 220
                           Houston, Texas  77090
                           Telecopy: (281) 537-8324
                           Attention:  Frank A. Lodzinski, President

                           with a copy to:

                           Jenkens & Gilchrist, P.C.
                           1445 Ross Avenue, Suite 3200
                           Dallas, Texas  75202
                           Telecopy: (214) 855-4300
                           Attention:  Thomas G. Adler


                  To Parent or Purchaser:

                           Ocean Energy, Inc.
                           1001 Fannin, Suite 1600
                           Houston, Texas  77002
                           Telecopy: (713) 265-8840
                           Attention:  James T. Hackett
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                           with a copy to:

                           Ocean Energy, Inc.
                           1001 Fannin, Suite 1600
                           Houston, Texas  77002
                           Telecopy: (713) 265-8840
                           Attention:  Robert K. Reeves, Esq.
                                       Executive Vice President,
                                       General Counsel and Secretary

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue, Suite 4100
                           Dallas, Texas 75201
                           Telecopy: 214-969-4343
                           Attention: Michael E. Dillard, P.C.

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next day courier, postage prepaid, or
(iii) three Business Days after being
sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         SECTION 9.03. Entire Agreement. This Agreement and the confidentiality obligations under the Confidentiality Agreements represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         SECTION 9.04. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.05. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         SECTION 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise without the prior written consent of the parties hereto, which consent may be granted or withheld in the sole discretion of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article III and Section 6.10 (collectively, the "THIRD PARTY PROVISIONS"), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

         SECTION 9.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of, or on behalf of each of, the parties or (b) by a waiver in accordance with Section 9.13.

         SECTION 9.08. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court located in Houston, Texas. In connection with the foregoing, each of the parties to this Agreement irrevocably (a) consents to submit itself to the personal jurisdiction of the state and federal courts of competent jurisdiction located in Houston, Texas, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) hereby consents to service of process pursuant to the notice provisions set forth in Section 9.02.

         SECTION 9.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         SECTION 9.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 9.11. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

         SECTION 9.12. Attorney's Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         SECTION 9.13. Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

         (a) extend the time for the performance of any of the obligations or act of the other party;

         (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

         (c) waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the Company, Parent and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     TEXOIL, INC.




                                     By:  /s/ Frank A. Lodzinski
                                          ------------------------------------
                                          Frank A. Lodzinski
                                          Chairman of the Board, President
                                          and Chief Executive Officer


                                     OCEAN ENERGY, INC.




                                     By:  /s/ James T. Hackett
                                          ------------------------------------
                                          James T. Hackett
                                          Chairman of the Board, President
                                          and Chief Executive Officer


                                     OEI ACQUISITION CORP.




                                     By:  /s/ James T. Hackett
                                          ------------------------------------
                                          James T. Hackett
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                     ANNEX I
                             CONDITIONS TO THE OFFER

         The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex is attached, except that the term "MERGER AGREEMENT" shall be deemed to refer to such Agreement and Plan of Merger.

         Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer
(A) at least a majority of the total number of outstanding Common Shares on a fully diluted basis on the date of purchase (excluding for this purpose Common Shares issuable but not yet issued as of such date upon conversion of outstanding Preferred Shares) and (B) at least a majority of the total number of outstanding Preferred Shares on a fully diluted basis on the date of purchase (clauses (A) and (B), collectively the "MINIMUM CONDITION"), (ii) any applicable approvals or consents listed on Section 4.06 of the Disclosure Letter have not been obtained (or waiting periods relating to any filings identified therein have not expired or been terminated), or (iii) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares any of the following conditions shall exist or be determined by Purchaser to have occurred:

         (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, ruling, judgment, order or injunction enacted, enforced, promulgated, proposed, amended, issued or deemed applicable to the Offer by any Governmental Authority that could reasonably be expected to directly or indirectly: (1) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer, illegal, or otherwise restrict or prohibit the making of the Offer or the consummation of the Offer or the Merger, (2) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer, (4) prohibit or materially limit the ownership or operation by Parent or Purchaser of all or a portion of the business or assets of the Company and the Company Subsidiaries or compel Parent or Purchaser to dispose of or hold separately all or a portion of the business or assets of Parent or any of its subsidiaries or Purchaser or the Company and the Company subsidiaries, or seek to impose a limitation on the ability of Parent, any of its subsidiaries or Purchaser to conduct its business or own such assets, (5) impose a limitation on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Purchaser or Parent on an equal basis with all other Shares on all matters properly presented to the Company's stockholders, (6) require divestiture by Parent or Purchaser of Shares, (7) impose any limitations on the ability of Parent or Purchaser effectively to control the business or operations of the Company and the Company subsidiaries or (8) which would otherwise reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or Parent Material Adverse Effect; or

         (b)(i) there shall be instituted or pending any action, proceeding or counterclaim seeking any of the consequences referred to in clauses (1) through
(8) of paragraph (a) above, or (ii) there shall have been threatened any action, proceeding or counterclaim seeking any of the consequences referred to in clauses (1) through (8) of paragraph (a) above that, in the good faith judgment of Parent, has a reasonable probability of success; or

         (c)(i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (c) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Common Shares or more than 50% of the outstanding Preferred Shares has been acquired by any Person other than Parent and Purchaser and except for any Person having such beneficial ownership as of the date of the Merger Agreement, (ii) the Board of Directors of the Company (A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, (B) shall have recommended to the stockholders of the Company any Acquisition Proposal, or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's written request to do so, (iii) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to an Acquisition Proposal, or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

         (d) the Merger Agreement shall have been terminated in accordance with its terms, or the Company and Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated; or

         (e)(i) any of the representations and warranties of the Company set forth in Sections 4.02 and 4.03 of the Merger Agreement shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty that speaks as of a specific date, which must be untrue or incorrect as of such date); (ii) the representations and warranties of the Company set forth in Section 4.16 of the Merger Agreement shall not be true and correct as if such representations and warranties were made at the time of such determination and the cost of correcting the breach of such representations and warranties shall be in excess of $6,000,000.00 in the aggregate; (iii) any of the other representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or reference to Material Adverse Effect, shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such date) except where the failure to be so true and correct would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (iv) the Company shall have breached or failed to observe or perform in any material respect any of its material covenants under the Merger Agreement, which breach has not been cured in all material respects within five Business Days following receipt by the Company of written notice of such breach; or

         (f) any approvals or consents (other than the filing of a certificate of merger or approval by the stockholders of the Company of the Merger if required by the NRS) required to be filed, or obtained by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Offer and the consummation of the transactions contemplated by this Agreement shall not have been filed or obtained except where the failure to obtain such approval or consent would not reasonably be expected to have a Material Adverse Effect; or

         (g) there shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq Small-Cap Market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or a material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions, or (3) in the case of any of the foregoing clauses existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (h) since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or when considered together with any other event, change, effect or development, has had or would have a Material Adverse Effect; or

         (i) There shall exist any Material Title Failure.

         The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and other than clauses (i) and
(ii) may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The conditions in clauses (i) and (ii) of the initial paragraph may not be waived without the written consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX B

[Letterhead of Dain Rauscher Wessels]

CONFIDENTIAL

Texoil, Inc.                                                    January 17, 2001
Board of Directors
110 Cypress Station Dr.
Suite 220
Houston, Texas 77090-1629

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the existing holders, as a group, collectively, referred to herein as "Shareholders", of common stock, par value $0.01 per share ("Common Stock") and Series A Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock" and together with the Common Stock, the "Texoil Stock") of Texoil, Inc., a Nevada corporation ("Texoil"), of the aggregate consideration to be received as set forth in the draft of the Agreement and Plan of Merger, dated January 13, 2001 (the "Merger Agreement"), by and among Ocean Energy, Inc., a Texas corporation ("Ocean"), OEI Acquisition Corp., a Nevada corporation and a direct, wholly owned subsidiary of Ocean ("Purchaser") and Texoil. Pursuant to the Merger Agreement, the Purchaser has agreed to commence a tender offer (the "Offer") to purchase (i) all of the outstanding shares of Texoil's Common Stock at a price per share of $8.25 net to the seller in cash and (ii) all of the outstanding shares of Texoil's Preferred Stock at a price per share of $18.04 net to the seller in cash, which has been adjusted to reflect certain paid in kind dividends pursuant to the terms of the Preferred Stock. The respective prices payable in the Offer for shares of Texoil Stock are herein referred to as the "Offer Price." The Merger Agreement also provides for the subsequent merger (the "Merger") of the Purchaser into Texoil, pursuant to which each share of Texoil Stock outstanding at the effective time of the Merger will be converted into the right to receive cash equal to the respective Offer Price. The Offer and the Merger are collectively referred to as the "Transaction." The terms and conditions of the Transaction are set forth more fully in the Merger Agreement.

     In connection with our review of the Transaction, and in arriving at our opinion described below, we have reviewed business and financial information relating to Texoil. We have, among other things: (i) reviewed the draft Merger Agreement and related documents; (ii) reviewed the Annual Report on Form 10-KSB for the year ended December 31, 1999 and the Quarterly Reports on Form 10-QSB and related unaudited financial information for certain interim periods, including nine months ended September 30, 2000, of Texoil; (iii) reviewed the Proxy Statement filed on Schedule 14A dated October 18, 2000, of Texoil; (iv) reviewed Texoil's proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 1999, estimated by W.D. Von Gonten & Co., independent petroleum engineers, and adjusted by Texoil management to December 31, 2000; (v) met with certain members of Texoil's senior management to discuss their operations, historical financial statements and future prospects; (vi) reviewed certain operating and financial information of Texoil, including projections and operating assumptions, provided to us by Texoil relating to their business and prospects; (vii) reviewed historical market prices and trading volumes for Texoil's Common Stock; (viii) reviewed publicly available financial data and stock market performance data of publicly held companies that we deemed generally comparable to Texoil; (ix) reviewed the financial terms of certain business combinations of comparable exploration and production companies; and
(x) met with certain representatives of Ocean's senior management to discuss their views related to the Transaction. In addition, we have considered such other information and have conducted such other analyses and investigations as we deemed appropriate under the circumstances.

     In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. We have assumed, with your consent, that the financial forecasts provided to us and discussed with us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management and key personnel of Texoil. In addition, we have not conducted a physical inspection or made an independent evaluation or appraisal of the assets of Texoil, nor have we been furnished with any such evaluation or appraisal. Our opinion relates to Texoil as a going concern and, accordingly, we express no opinion based on its liquidation value. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Transaction, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Transaction. Our opinion is based on circumstances as they exist and can be evaluated on, and the information made available to us at, the date hereof and is without regard to any market, economic, financial, legal or other circumstances or event of any kind of nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will receive a fee for our services in connection with rendering our opinion. In the ordinary course of our business, we may actively trade the securities of Texoil or Ocean for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of Texoil in connection with their consideration of the Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Dain Rauscher Wessels' prior written consent, which consent will not be unreasonably withheld. However, notwithstanding the foregoing, we consent to the inclusion of this opinion in the Schedule TO and Schedule 14D-9 relating to the Offer and proxy or information statement (if any) relating to the Transaction.

     Our opinion does not address the merits of the underlying decision by Texoil to engage in the Transaction, or the relative merits of the Transaction compared to any alternative business strategy or transaction in which Texoil might engage. We were not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with Texoil. This opinion is not intended to be and does not constitute a recommendation to any Shareholder regarding whether to tender shares of Texoil Stock in the Offer or as to how such holder should vote on the approval and adoption of the Merger Agreement or any matter related thereto. We are not expressing any opinion herein as to the prices at which Texoil Stock has traded or will trade following the announcement of the Transaction.

     Our opinion addresses solely the fairness of the aggregate Transaction consideration payable in the Transaction to holders of Texoil Stock as a group and not the allocation thereof among the holders of any class or series of Texoil Stock. Our opinion addresses solely the aggregate Transaction consideration and does not address any other terms or agreement relating to the Transaction.

     Based upon our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the aggregate consideration to be received by the Shareholders of Texoil as a group in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view.

                                            Very truly yours,

                                                /s/ DAIN RAUSCHER WESSELS
                                            ------------------------------------
                                            Dain Rauscher Wessels
                                            a division of Dain Rauscher
                                            Incorporated

                                                                         ANNEX C

                           RIGHTS OF DISSENTING OWNERS

         NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NRS by 1995, 2086)

         NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

         NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

         NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

         NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
(Added to NRS by 1995, 2087)

         NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

         NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

         NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

         NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
(Added to NRS by 1995, 2087)

         NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

         NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

         NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

         1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

         2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)

         NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

         1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the domestic corporation is a party:

                  (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

                  (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

         (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

         (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

         2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
(Added to NRS by 1995, 2087)

         NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

         1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

         (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

         (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

               (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                   (I) The surviving or acquiring entity; or

                   (II) Any other entity which, at the effective date of the
               plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

               (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
(b).

         2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

         NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

         1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

         2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

         (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

         (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)

         NRS 92A.410 Notification of stockholders regarding right of dissent.

         1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

         2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
(Added to NRS by 1995, 2089; A 1997, 730)

         NRS 92A.420 Prerequisites to demand for payment for shares.

         1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

         (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (b) Must not vote his shares in favor of the proposed action.

         2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631)

         NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

         1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

         2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

         (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

         (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

         (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

         NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

         1. A stockholder to whom a dissenter's notice is sent must:

         (a) Demand payment;

         (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

         (c) Deposit his certificates, if any, in accordance with the terms of the notice.

         2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

         3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730)

         NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

         1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

         2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
(Added to NRS by 1995, 2090)

         NRS 92A.460 Payment for shares: General requirements.

         1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

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

         (a) Of the county where the corporation's registered office is located; or

         (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

         2. The payment must be accompanied by:

         (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

         (b) A statement of the subject corporation's estimate of the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

         (e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995,
2090)

         NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

         1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

         2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

         NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

         1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

         NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

         1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

         3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must


                                      C-5
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be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

         (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
         (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091)

         NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

         1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

         (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

         4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

         5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)


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